Exhibit 10.35

ASSET PURCHASE AGREEMENT

by and among

2789737 MANITOBA LTD.

and

CARAUSTAR INDUSTRIAL CANADA, INC.

Dated December 20, 2007

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; INTERPRETATION		1
1.1	Definitions.	1
1.2	Interpretation	9
ARTICLE II SALE AND TRANSFER OF ASSETS; CLOSING; PURCHASE PRICE		10
2.1	Assets to be Sold	10
2.2	Excluded Assets	11
2.3	Consideration.	12
2.4	Liabilities.	12
2.5	Allocation	12
2.9	Closing.	13
2.10	Closing Obligations.	13
2.11	Purchase Price Adjustment.	15
2.12	Consents	16
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		17
3.1	Organization and Good Standing	17
3.2	Enforceability; Authority; No Conflict	17
3.3	Financial Statements.	18
3.4	Books and Records.	18
3.5	Sufficiency of Assets.	18
3.6	Description of Owned Real Property	18
3.7	Description of Leased Real Property.	18
3.8	Title to Assets; Encumbrances	18
3.9	Condition of Facilities	19
3.10	Accounts Receivable	19
3.11	Inventories.	19
3.12	No Undisclosed Liabilities	20
3.13	Taxes	20
3.14	No Material Adverse Change	21
3.15	Employee Benefits	21
3.16	Compliance with Legal Requirements; Governmental Authorizations.	21
3.17	Legal Proceedings; Orders	23
3.18	Absence of Certain Changes and Events.	24
3.19	Contracts; No Defaults	24
3.20	Insurance	25
3.21	Environmental Matters	26
3.22	Employees	27
3.23	Labor Disputes; Compliance	27
3.24	Intellectual Property Assets.	28
3.25	Relationships with Related Persons.	30
3.26	Brokers or Finders	30
3.27	Solvency	30
3.28	Disclosure.	30
3.30	GST Registration.	31
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		31
4.1	Organization and Good Standing	31
4.2	Authority; No Conflict	31
4.3	Certain Proceedings.	32
4.4	Brokers or Finders	32

i

ARTICLE V CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		32
5.1	Accuracy of Representations.	32
5.2	Seller’s Performance	32
5.3	Consents	32
5.4	Additional Documents.	32
5.5	No Proceedings.	33
5.6	No Conflict.	33
5.7	Governmental Authorizations	33
5.8	No Material Adverse Effect.	33
ARTICLE VI CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		33
6.1	Accuracy of Representations.	33
6.2	Buyer’s Performance.	33
6.3	Consents	34
6.4	Additional Documents.	34
6.5	No Proceedings or Injunctions	34
ARTICLE VII ADDITIONAL COVENANTS		34
7.1	Employees and Employee Benefits	34
7.2	Payment of Other Retained Liabilities	35
7.3	Restrictions on Seller Dissolution and Distributions.	36
7.4	Removing Excluded Assets.	36
7.5	Reports and Returns	36
7.6	Customer and Other Business Relationships.	36
7.7	Retention of and Access to Records.	36
7.8	Prorations	37
7.9	Further Assurances	37
7.10	Excluded Accounts Receivable	37
7.11	Operation in the Ordinary Course	37
7.12	Negative Covenants.	37
7.13	Access and Investigation	37
7.14	Exclusivity.	37
ARTICLE VIII INDEMNIFICATION		38
8.1	SURVIVAL.	38
8.2	Indemnification and Reimbursement by Seller	38
8.3	Indemnification and Reimbursement by Buyer.	39
8.4	Limitations on Amount – Seller	39
8.5	Limitations on Amount – Buyer.	39
8.6	Time Limitations on Survival of Representations Warranties and Covenants.	40
8.7	Third-Party Claims	40
8.8	Other Claims.	42
8.10	Quantification of Damages.	42
8.11	Right of Set-Off.	42
ARTICLE IX CONFIDENTIALITY		42
9.1	Definition of Confidential Information	42
9.2	Restricted Use of Confidential Information	43
9.3	Exceptions	44
9.4	Legal Proceedings	44
9.5	Attorney-Client Privilege	44
ARTICLE XI TERMINATION		44
10.1	Termination Events	44
10.2	Effect of Termination	45

ARTICLE XI GENERAL PROVISIONS		45
11.1	Expenses.	45
11.2	Public Announcements.	45
11.3	Notices.	46
11.4	Jurisdiction; Service of Process.	47
11.5	Enforcement of Agreement	47
11.6	Waiver; Remedies Cumulative.	47
11.7	Entire Agreement and Modification.	47
11.8	Schedules.	48
11.9	Assignments, Successors and No Third-Party Rights	48
11.10	Severability.	48
11.11	Construction	48
11.12	Time of Essence	48
11.13	Governing Law.	48
11.14	Execution of Agreement.	48

Exhibits

Exhibit 2.10(a)(i)	Bill of Sale
Exhibit 2.10(a)(ii)	Assignment and Assumption Agreement
Exhibit 2.10(a)(iii)	Plant Lease Agreement
Exhibit 2.10(a)(iv)	Intellectual Property Assignment Agreement
Exhibit 2.10(a)(vi)	Noncompetition Agreements
Exhibit 2.10(xiii)	Riguidel Employment Agreement
Exhibit 2.10(xiv)	Clarke Consulting Agreement
Exhibit 2.10(xv)	Personal Guaranty Agreement
Exhibit 5.4(a)	Legal Opinion of Counsel to Seller

Schedules

Schedule 2.1(a)	Tangible Personal Property
Schedule 2.1(i)	Seller’s Claims
Schedule 2.2(d)	Excluded Assets; Deposits, Etc.
Schedule 2.2(f)	Seller Contracts
Schedule 2.2(k)	Excluded Property and Assets
Schedule 2.4(a)	Liabilities of Seller
Schedule 2.5	Purchase Price Allocation
Schedule 3.2(b)	No Conflict
Schedule 3.2(c)	Consents
Schedule 3.5	Sufficiency of Assets
Schedule 3.6	Description of Owned Real Property
Schedule 3.7	Description of Leased Real Property
Schedule 3.8(a)	Real Estate Encumbrances
Schedule 3.8(b)	Non-Real Estate Encumbrances
Schedule 3.9(b)	Condition of Facilities
Schedule 3.10	Accounts Receivable
Schedule 3.11	Inventories
Schedule 3.12	No Undisclosed Liabilities
Schedule 3.13(a)	Tax Returns Filed and Taxes Paid
Schedule 3.13(b)	Delivery of Tax Returns and Information Regarding Audits and Potential Audits
Schedule 3.15(a)	Employee Benefit Plans

Schedule 3.16(a)	Compliance with Legal Requirements
Schedule 3.16(b)	Governmental Authorizations
Schedule 3.16(c)	Work Orders and Deficiencies
Schedule 3.17(a)	Legal Proceedings
Schedule 3.17(b)	Orders
Schedule 3.17(c)	Compliance with Orders
Schedule 3.18	Absence of Certain Changes and Events
Schedule 3.19(a)	Contracts
Schedule 3.19(b)	Contract Assignment
Schedule 3.19(c)	No Defaults
Schedule 3.20	Insurance
Schedule 3.21	Environmental Matters
Schedule 3.22(a)	Employee Information
Schedule 3.23(b)	Labor Disputes; Compliance
Schedule 3.24(b)	Seller Contracts Relating to Intellectual Property Assets
Schedule 3.24c)	Ownership of Intellectual Property Assets, Etc.
Schedule 3.24(d)	Patents
Schedule 3.24(e)	Marks
Schedule 3.24(h)	Net Names
Schedule 3.25	Relationships with Related Persons
Schedule 5.3	Material Consents
Schedule 6.3	Buyer’s Consents
Schedule 7.1(b)	Severance Employees

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated December 20, 2007 by and between CARAUSTAR INDUSTRIAL CANADA, INC., a Nova Scotia corporation (“Buyer”), and 2789737 MANITOBA LTD. d/b/a MAYERS FIBRE TUBE & CORE, a Canadian-controlled private corporation (“Seller”);

RECITALS

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Assets of Seller for the consideration and pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Definitions.

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, and (b) any claim, remedy or other right related to any of the foregoing.

“Appurtenances” means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Assets” is defined in Section 2.1.

“Assignment and Assumption Agreement” is defined in Section 2.10(a)(ii).

“Assumed Liabilities” is defined in Section 2.4(a).

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not thereby be required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bill of Sale” is defined in Section 2.10(a)(i).

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” means any day other than (a) Saturday, Sunday or a statutory or civic holiday, or (b) any other day on which chartered banks in the Province of Manitoba are closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons” is defined in Section 8.2.

“CAD” means the currency of Canada, the Canadian dollar.

“Closing” is defined in Section 2.9.

“Closing Accounts Payable” means Liabilities of Seller as of the Closing Date which shall be reflected in the Closing Financial Statements, calculated in accordance with GAAP.

“Closing Accounts Receivable” means Accounts Receivable of Seller as of the Closing Date (net of Accounts Receivable greater than ninety (90) days old) which shall be reflected in the Closing Financial Statements, calculated in accordance with GAAP.

“Closing Net Working Capital” means Closing Accounts Receivable minus Closing Accounts Payable, plus Closing Inventory.

“Closing Date” is defined in Section 2.9.

“Closing Date Financial Statements” is defined in Section 2.11.

“Closing Inventory” means marketable and useable Inventory of Seller as set forth in the Closing Financial Statements and as determined in accordance with Section 2.13 hereof, including finished goods.

“Closing Purchase Price Certificate” is defined in Section 2.11.

“Confidential Information” is defined in Section 9.1.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding relating to the Purchased Business.

“Copyrights” is defined in Section 3.24(a)(iii).

“Damages” is defined in Section 8.2.

“Effective Time” means 12:01 a.m. (Winnipeg time) on January 1, 2008.

“Employee Plans” is defined in Section 3.15(a).

“Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

“Environmental Law” means any Legal Requirement, including the Canadian Environmental Protection Act, 1999 and The Environment Act (Manitoba) and The Contaminated Sites Remediation Act (Manitoba), that requires or relates to:

(a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Excluded Assets” is defined in Section 2.2.

“Facilities” means any real property, leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Section 3.7.

“GAAP” means generally accepted accounting principles for financial reporting in Canada, as in effect from time to time.

“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement or regulations; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a) nation, federal, state, provincial, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, provincial, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f) official of any of the foregoing.

“GST” means all taxes payable under the Excise Tax Act (Canada) or under any provincial legislation similar to the Excise Tax Act (Canada), and any reference to a specific provision of the Excise Tax Act (Canada) or any such provincial legislation shall refer to any successor provision thereto of like or similar effect.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material” means any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” means all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

“Indemnified Person” is defined in Section 8.7.

“Indemnifying Person” is defined in Section 8.7.

“Intellectual Property Assets” is defined in Section 3.24(a).

“Interim Balance Sheet” is defined in Section 3.3.

“Inventories” means all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“Knowledge” means, in the case of an individual, the actual knowledge of an individual, and, in the case of the Seller, means a fact or other matter that either Kerry Tatelman, Wayne Riguidel or Ben Clarke has actual knowledge of after a reasonable investigation.

“Land” means all parcels and tracts of land in which Seller has an ownership interest as more specially described on Schedule 2.2(k).

“Lease” means any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued,

disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks” is defined in Section 3.24(a)(i).

“Material Consents” is defined in Section 5.3.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Patents” is defined in Section 3.24(a)(ii).

“Permitted Encumbrances” is defined in Section 3.8.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Plant Lease Agreement” means the lease of the Land and certain Improvements that are located at 1707 Dugald Road, Winnipeg, Manitoba, Canada, in the form attached as Schedule 2.10(a)(iii).

“Plant Lease Property” means the Land and those Improvements that are subject to the Plant Lease Agreement.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchased Business” means the business of manufacturing and selling tubes and cores as presently carried on by the Seller.

“Purchase Price” is defined in Section 2.3.

“Real Property” means the Land and Improvements and all Appurtenances thereto and the Plant Lease Property.

“Real Property Lease” means any Lease of Real Property.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” means

(a) with respect to a particular individual:

(i) each other member of such individual’s Family (as defined below);

(ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and

(iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

(b) With respect to a specified Person other than an individual:

(i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(ii) any Person that holds a Material Interest (as defined below) in such specified Person;

(iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(iv) any Person in which such specified Person holds a Material Interest; and

(v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition: (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken: (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities” is defined in Section 2.4(b).

“Schedule” means a Schedule to this Agreement, including, without limitation, the disclosure Schedules delivered by Seller to Buyer pursuant to Article III concurrently with the execution and delivery of this Agreement.

“Section” means a section of this Agreement.

“Seller” is defined in the first paragraph of this Agreement.

“Seller Contract” means any Contract relating to the Purchased Business (a) under which Seller has or may acquire any rights or benefits, (b) under which Seller has or may become subject to any obligation or liability, or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Seller Indemnified Persons” is defined in section 8.3.

“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller and used in the Purchased Business (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Net Working Capital” means $2,463,000 CAD.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social services, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, add-on minimum, estimated, or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected, whether disputed or not, by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Recapture Amount” means that portion of recapture tax due and payable by Seller as determined by Deloitte and Touche LLP based on the difference of $32,000 between Seller’s depreciated net book value for fixed assets and Buyer’s allocation of $602,000 of the Purchase Price to fixed assets as set forth on Schedule 2.5 hereof.

“Tax Return” means any return (including any information return), report, statement, Schedule, notice, form, declaration, claim for refund or other document or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” means a Person that is not a party to this Agreement.

“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

1.2 Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, Schedules or amendments thereto.

ARTICLE II

SALE AND TRANSFER OF ASSETS; CLOSING; PURCHASE PRICE

2.1 Assets to be Sold. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, personal or mixed, tangible and intangible, of every kind and description, wherever located, used in or forming part of the Purchased Business, including the following (but excluding the Excluded Assets) (hereinafter collectively referred to as the “Assets”):

(a) all Tangible Personal Property, including without limitation those items described in Schedule 2.1(a);

(b) all Inventories;

(c) Accounts Receivable which are less than ninety (90) days old as of the Closing Date;

(d) all Seller Contracts listed in Schedule 2.4(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

(e) all Governmental Authorizations relevant to the Purchased Business, and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 3.16(b);

(f) all data and Records related to the operations of the Purchased Business by Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);

(g) all of the intangible rights and property of Seller in respect of the Purchased Business, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Schedule 3.24(d), (e) and (h);

(h) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(i) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(i);

(j) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Schedule 2.2(d) and that are not excluded under Section 2.2(h); and

(k) the right to the continued and uninterrupted use of the name “Mayers Fibre Tube & Core” in order that, amongst other things, Buyer shall be entitled to represent itself as carrying on the Purchased Business in continuation of Seller, such right to include all logos, marks or stylized depictions.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a) (Assumed Liabilities).

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 (Assets to be sold) or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a) all cash, cash equivalents and investments;

(b) all minute books, stock Records and corporate seals;

(c) the shares of capital stock of Seller held in treasury;

(d) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Schedule 2.2(d);

(e) all life insurance benefits and proceeds receivable, and all insurance other policies and rights thereunder (except to the extent specified in Section 2.1(h) and (i));

(f) all of the Seller Contracts listed in Schedule 2.2(f);

(g) all personnel Records and other Records that Seller is required by law to retain in its possession;

(h) all claims for refund of Taxes;

(i) all rights in connection with and assets of the Employee Plans;

(j) all rights of Seller under this Agreement, the Bill of Sale, and the Assignment and Assumption Agreement and any other documents executed in connection with this Agreement;

(k) the property and assets expressly designated in Schedule 2.2(k), including the Plant Lease Property which shall be subject to a lease with Buyer with an exclusive option to purchase as set forth in the Plant Lease Agreement.

(l) accounts receivable which are ninety (90) days or more old;

(m) all deferred investment tax credits; and

(n) all obsolete, unusable or unsaleable inventory as determined pursuant to Section 2.13.

2.3 Consideration. The consideration for the Assets (the “Purchase Price”) will be (a) $5,600,000 CAD (i) decreased by the amount that Target Net Working Capital exceeds Closing Net Working Capital as of the close of business on the day prior to the Closing Date, and (ii) increased by the Tax Recapture Amount, and (b) the assumption of the Assumed Liabilities. In accordance with Section 2.10(b), at the Closing, the Purchase Price shall be delivered by Buyer to Seller by wire transfer or delivery of other immediately available funds. The Plant Lease Property shall be subject to a lease with an exclusive option granted to Buyer to purchase the Plant Lease Property for $3,500,000 CAD, which shall be paid upon Seller’s exercise of the option as specifically set forth in the Plant Lease Agreement.

2.4 Liabilities.

(a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume all rights under and agree to discharge, satisfy, perform and fulfill all of the Seller’s purchase orders and sales orders entered into by the Seller in the Ordinary Course of Business as specifically set forth in Schedule 2.4(a), together with those additional Liabilities of Seller specifically set forth in Schedule 2.4(a) (collectively the “Assumed Liabilities”).

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities which are specifically listed in Schedule 2.4(a).

2.5 Allocation. The Purchase Price shall be allocated in accordance with Schedule 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.5 for all Tax purposes and in all filings, declarations and reports with the appropriate Governmental Body in respect thereof. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

2.6 ETA Election. Buyer and Seller shall elect jointly under subsection 167(1) of the Excise Tax Act (Canada) in the form prescribed for the purposes of that subsection, in respect of the sale and transfer of the Assets hereunder, and Buyer shall file such election in its GST return for its reporting period that includes the Closing Date.

2.7 Transfer Taxes. Buyer shall be liable for and shall pay all federal and provincial sales taxes (including any retail sales taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Assets by Seller to Buyer.

2.8 ITA Election. Buyer and Seller agree to elect jointly in the prescribed form under section 22 of the ITA as to the sale of the accounts receivable and other assets that are referred to in Subsection 2.1(c) and described in Section 22 of the ITA and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to Section 2.5 as the consideration paid by the Buyer therefor.

2.9 Closing. The consummation of the purchase and sale provided for in this Agreement (the “Closing”) will take place by overnight deliveries and electronic communications pursuant to procedures agreed upon by Buyer and Seller and shall be deemed effective as of 12:01 a.m. (Winnipeg time) on January 1, 2008 (the “Closing Date”).

2.10 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller shall deliver to Buyer:

(i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.10(a)(i) (the “Bill of Sale”) executed by Seller;

(ii) an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.10(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iii) a lease agreement for the lease of the Plant Lease Property with an exclusive option to purchase for $3,500,000 CAD in the form of Exhibit 2.10(a)(iii) (the “Plant Lease Agreement”) executed by Seller;

(iv) assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.10(a)(iv) Intellectual Property Assignment Agreement executed by Seller;

(v) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer in order to carry out the Contemplated Transactions, each in form and substance satisfactory to Buyer and its legal counsel, acting reasonably, and executed by Seller; and

(vi) non-competition agreements in the form of Exhibit 2.10(a)(vi), (the “Non-competition Agreements”).

(vii) a certificate executed by Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 5.1 (Accuracy of Representations) and as to its compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 5.2 (Seller’s Performance);

(viii) a certificate of an officer of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions;

(ix) the GST joint election referred to in Section 2.6 above;

(x) the Interim Balance Sheet referred to in Section 3.3 hereof;

(xi) a Closing Purchase Price Certificate (defined in Section 2.11 hereof);

(xii) a clearance certificate issued pursuant to The Tax Administration and Miscellaneous Taxes Act (Manitoba) to the effect that all taxes under said Act relating to the Assets have been paid by Seller, save only tax payable by Buyer as a direct result of the Contemplated Transactions. Such certificate shall be delivered as soon as possible after the Closing Date;

(xiii) a clearance certificate issued pursuant to The Workers Compensation Act (Manitoba) to the effect that all amounts as may be required to be paid by Seller under said Act relating to Seller’s Business have been paid by Seller. Such certificate shall be delivered as soon as possible after the Closing Date;

(xiv) a consulting agreement executed by Ben Clarke, in the form of Exhibit 2.10(xiv) (the “Clarke Consulting Agreement”);

(xv) an employment agreement executed by Wayne Riguidel, in the form of Exhibit 2.10(xiii) (the “Riguidel Employment Agreement”);

(xvi) a personal guaranty agreement executed by Kerry Tatelman, in the form of Exhibit 2.10(xvi) (the “Personal Guaranty”); and

(xviii) dissolution of the Business Name “Mayers Fibre Tube & Core.”

(b) Buyer shall deliver to Seller:

(i) the Purchase Price payable to Seller pursuant to Section 2.3 hereof by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three (3) Business Days prior to the Closing Date;

(ii) the Assignment and Assumption Agreement executed by Buyer;

(iii) the Plant Lease Agreement executed by Buyer;

(iv) the Intellectual Property Assignment Agreement executed by Buyer;

(v) the Non-competition Agreements executed by Buyer;

(vi) the Clarke Consulting Agreement executed by Buyer;

(vii) the Riguidel Employment Agreement executed by Buyer;

(viii) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.1 (Accuracy of Representations) and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.2 (Buyer’s Performance);

(ix) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

(x) the GST joint election referred to in Section 2.6 above, along with an undertaking to self-assess for GST; and

(xi) such other documents and other instruments as may reasonably be requested by Seller in order to carry out the Contemplated Transactions, each in form and substance satisfactory to Seller and its legal counsel, acting reasonably, and executed by Buyer.

2.11 Purchase Price Adjustment.

The parties agree that the Purchase Price shall be adjusted in accordance with the following provisions:

(a) On the Closing Date, Seller will furnish to Buyer a certificate signed by an authorized signing officer of Seller (the “Closing Purchase Price Certificate”), certifying (i) the Closing Accounts Receivable, (ii) the Closing Accounts Payable, and (iii) the Closing Inventory in each case, calculated as required by this Agreement or as otherwise consistent with past practice; the statements of the Closing Accounts Payable, the Closing Accounts Receivable, and the Closing Inventory are collectively referred to as the “Closing Date Financial Statements”). Prior to Closing, Seller shall deliver to Buyer and its Representatives copies of the work papers and all other information in the preparation of the Closing Date Financial Statements and the Closing Purchase Price Certificate at all times prior to the Closing and such other information as may be reasonably requested by Buyer.

(b) The Purchase Price shall be decreased by the amount that the Target Net Working Capital exceeds Closing Net Working Capital.

(c) Within forty-five (45) days of receiving the Closing Purchase Price Certificate and the Closing Date Financial Statements (the “Review Period”), Buyer shall have the right to verify the accuracy of the Closing Purchase Price Certificate and the Closing Date Financial Statements through its own post-Closing investigation. If Buyer delivers written notice (the “Dispute Notice”) to Seller within the Review Period stating that Buyer objects to any item in the Closing Purchase Price Certificate and Closing Date Financial Statements, specifying in reasonable detail the basis for such objection and setting forth Buyer’s proposed modification to such item (and any amounts due to Buyer as a result thereof), Seller shall remit to Buyer the amount specified in the Dispute Notice in accordance with the indemnification rights set forth in Article VIII hereof, absent any written objection from Seller. Seller may object to the Dispute Notice by delivering to Buyer written notice of its objection which is required to be delivered to and received by Buyer within seven (7) Business Days of the date of receipt by the Seller of the Dispute Notice.

(d) If Seller duly gives Buyer notice of an objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Purchase Price Certificate and the Closing Date Financial Statements within thirty (30) days of Buyer’s receipt of Seller’s objection notice, Seller and Buyer shall submit the issues remaining in dispute to PricewaterhouseCoopers LLP, independent public accountants (the “Independent Accountants”). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants, (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Date Financial Statements, and (iii) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination. Upon agreement with respect to all matters in dispute, or upon a decision of the Independent Accountants with respect to the matters in dispute, any post-closing adjustment of the Purchase Price shall be done by Seller paying to any such deficiency to Buyer in immediately available funds.

2.12 Consents.

(a) If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may waive the closing conditions as to any such Material Consent and elect to have Seller continue its efforts to obtain the Material Consents.

If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 (Assets to be Sold) and 2.4 (Liabilities), neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

(b) If there are any Consents not listed on Schedule 5.3 necessary for the assignment and transfer of any Seller Contracts to Buyer (the “Non-material Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall accept at the Closing, in the case of each of Seller Contracts as to which such Non-material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Non-material Contracts”), the assignment of such Restricted Non-material Contract, and Seller agrees to cooperate with Buyer to obtain the applicable Non-material Consent as soon as practicable after the Closing.

2.13 Closing Inventory. In determining the Closing Inventory Buyer shall not be obliged to purchase any inventory that is obsolete, unusable and/or unsaleable. Buyer and Seller shall conduct a physical inventory count on or prior the Closing Date (but no more than 3 Business Days prior to the Closing Date) at which time the parties shall jointly determine whether any inventory is obsolete, unusable and/or unsaleable. Buyer and Seller shall each designate a representative to participate in the physical inventory count and who shall have the authority to make a determination regarding whether any inventory is obsolete, unusable and/or unsaleable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLER

Seller represents and warrants, to Buyer as follows:

3.1 Organization and Good Standing.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of Manitoba, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts.

3.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms. Upon the execution and delivery by Seller of each agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors.

(b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Assets, may be subject;

(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller; or

(iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c) Except as set forth in Schedule 3.2(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Financial Statements. Seller has delivered to Buyer: (a) reviewed balance sheets of 57151 Manitoba Ltd. (the operator of the Purchased Business prior to its amalgamation with 2789737 Manitoba Ltd. to become the Seller on November 30, 2007) for each of the fiscal years 2004 through 2006, and the related reviewed statements of income, changes in shareholders’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto; and (b) a reviewed balance sheet of 57151 Manitoba Ltd. as at November 30, 2007, (the “Interim Balance Sheet”) and the related unaudited statements of income, changes in shareholders’ equity, and cash flows for the eleven (11) months then ended, including in each case the notes thereto. Such financial statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements referenced in this Section and the Closing Date Financial Statements have been prepared from and are in accordance with the accounting Records of Seller.

3.4 Books and Records. The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions.

3.5 Sufficiency of Assets. Except as set forth in Schedule 3.5, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, reasonably necessary to operate the Purchased Business in the manner presently operated by Seller.

3.6 Description of Owned Real Property. Schedule 3.6 contains a correct legal description and street address of all tracts, parcels and subdivided lots of Land and all Real Property in which Seller has an ownership interest, including an interest as a trustee owner.

3.7 Description of Leased Real Property. Schedule 3.7 contains a correct legal description and street address of all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases.

3.8 Title to Assets; Encumbrances.

(a) Seller has good and marketable title to the Real Property, free and clear of any Encumbrances, other than:

(i) liens for Taxes for the current tax year which are not yet due and payable; and

(ii) those described in Schedule 3.8(a) (“Real Estate Encumbrances”).

True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyer. Seller warrants to Buyer that, at the time of Closing, the Real Property shall be free and clear of all Real Estate Encumbrances other than only those identified on Schedule 3.8(a) (“Permitted Real Estate Encumbrances”).

(b) Seller owns good and transferable title to all of the other Assets, free and clear of any Encumbrances other than those described in Schedule 3.8(b) (“Non-Real Estate Encumbrances”).

Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified on Schedule 3.8(b) as acceptable to Buyer (“Permitted Non-Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, “Permitted Encumbrances”).

3.9 Condition of Facilities.

(a) Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements. All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in reasonably good repair and in reasonably good condition, ordinary wear and tear excepted, and are free from latent and patent defects. To the Knowledge of the Seller, no part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any area subject to wetlands regulation or any similar restriction. To the Knowledge of Seller, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Seller.

(b) Except as disclosed in Schedule 3.9(b), each item of Tangible Personal Property is in reasonably good repair and reasonably good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.9(b), all Tangible Personal Property used in Seller’s business is in the possession of Seller.

3.10 Accounts Receivable. All Accounts Receivable that are reflected on the Interim Balance Sheet, on the Closing Date Financial Statements or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. There is no material contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.10 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

3.11 Inventories. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet, in the Closing Date Financial Statements and accounting Records of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by Seller, except as set forth in Schedule 3.11. All of the Inventories have been valued at the lower of cost or market value. Inventories now on hand that were purchased after the date of the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

3.12 No Undisclosed Liabilities. Except as set forth in Schedule 3.12, Seller has no Liability in respect of the Purchased Business except for Liabilities reflected or reserved against in the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.

3.13 Taxes.

(a) Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 3.13(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Balance Sheet. Except as provided in Schedule 3.13(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Seller has delivered or made available to Buyer copies of all Tax Returns for 57151 Manitoba Ltd. filed since December 31, 2004. Schedule 3.13(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.13(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 3.13(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Except as described in Schedule 3.13(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

(c) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate (determined in accordance with GAAP) and to the Knowledge of Seller are at least equal to Seller’s liability for Taxes. To the Knowledge of Seller, there exists no proposed tax assessment or deficiency against Seller except as disclosed in the Interim Balance Sheet or the Closing Date Financial Statements.

(d) Specific Potential Tax Liabilities and Tax Situations.

(i) Withholding. All Taxes that Seller is or was required by Legal Requirements, including the Income Tax Act (Canada), to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.

3.14 No Material Adverse Change. Since December 31, 2006, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change, other than any adverse change, effect or circumstance relating generally to financial markets or general economic conditions or any adverse change, effect or circumstance relating to conditions generally affecting the industry in which the Seller operates.

3.15 Employee Benefits.

(a) Set forth in Schedule 3.15(a) is a complete and correct list of all “employee benefit plans,” all fringe benefit plans and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (“Benefits Affiliate”) or has been maintained or contributed to in the last six (6) years by Seller or any Benefits Affiliate, or with respect to which Seller or any Benefits Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any Benefits Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”);

(b) Seller is not subject to any liability, or any lien, restriction or other adverse right relating to any Employee Plans that would affect in any manner whatsoever Buyer’s right, title and interest in, or Buyer’s right to use or enjoy (free and clear of any Encumbrance, other than Permitted Encumbrances), any of the Assets, any of the Assumed Liabilities or any aspect of the business acquired by Buyer pursuant to this Agreement;

(c) Except for the obligations assumed by Buyer pursuant to Section 2.4(a) hereof, Buyer will have no liabilities for benefits (either contractual or monetary), costs or expenses under any of the Employee Plans, which Seller maintains or to which Seller has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise.

3.16 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Schedule 3.16(a):

(i) Seller is, and at all times since December 31, 2005, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply in any material way with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Seller has not received, at any time since December 31, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 3.16(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller’s business or the Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.16(b) is valid and in full force and effect. Except as set forth in Schedule 3.16(b), to the Knowledge of Seller:

(i) Seller is, and at all times since December 31, 2005, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.16(b);

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply in any material way with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.16(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.16(b);

(iii) Seller has not received, at any time since December 31, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.16(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.16(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

(c) Other than those described in Schedule 3.16(c), there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Assets which have been issued by any police or fire department, sanitation, environment, labor, health or other Governmental Body. There are no matters under discussion with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices.

3.17 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.17(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i) by or against Seller or that otherwise relates to or may affect the Purchased Business of, or any of the Assets in any material way; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. There are no Proceedings listed or required to be listed in Schedule 3.17(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

(b) Except as set forth in Schedule 3.17(b):

(i) there is no Order to which Seller, its business or any of the Assets is subject; and

(ii) to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

(c) Except as set forth in Schedule 3.17(c):

(i) Seller is, and, at all times since December 31, 2005, has been in material compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and

(iii) Seller has not received, at any time since December 31, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

3.18 Absence of Certain Changes and Events. Except as set forth in Schedule 3.18, since December 31, 2006, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(b) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(c) material damage to or material destruction or loss of any Asset, whether or not covered by insurance;

(d) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $25,000.00;

(e) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

(f) cancellation or waiver of any claims or rights with a value to Seller in excess of $10,000.00;

(g) indication by any customer or supplier of an intention to discontinue or materially change the terms of its relationship with Seller;

(h) material change in the accounting methods used by Seller;

(i) material change in the terms of employment of the Active Employees;

(j) hired or fired any employee relating to the Purchased Business since July 1, 2007; or

(k) Contract by Seller to do any of the foregoing.

3.19 Contracts; No Defaults.

(a) Schedule 3.19(a) contains an accurate and complete list, and Seller has delivered or made available to Buyer accurate and complete copies, of all Seller Contracts and any amendment, supplement and modification thereto (whether oral or written). Schedule 3.19(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts.

(b) Except as set forth in Schedule 3.19(b):

(i) each Contract identified or required to be identified in Schedule 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

(ii) each Contract identified or required to be identified in Schedule 3.19(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person, except for those Contracts referred to in Schedule 3.2(c); and

(iii) to the Knowledge of Seller, no Contract identified or required to be identified in Schedule 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse affect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

(c) Except as set forth in Schedule 3.19(c):

(i) Seller is, and at all times since December 31, 2005, has been, in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii) each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since December 31, 2005, has been, in material compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iv) no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v) Seller has not given to or received from any other Person, at any time since December 31, 2005, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

(d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(e) Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.20 Insurance.

(a) Schedule 3.20 sets forth an accurate and complete list of each policy of insurance and (ii) with respect to the Assets, a list of all pending claims and the claims history for Seller during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such policies of insurance with respect to the Assets as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b) All premiums due under Seller’s policies of insurance have been paid in full or, with respect to premiums not yet due, accrued and are in full force and effect. Seller has not received a notice of cancellation of any policy of insurance or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Policy. To the Knowledge of Seller, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any policy of insurance or entitle any insurer to terminate or cancel any policy of insurance with respect to the Assets. Seller does not have any knowledge of any threatened termination of any policy of insurance.

3.21 Environmental Matters.

Except as disclosed in Schedule 3.21:

(a) Seller is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller has no basis to expect, nor has Seller received, any actual or threatened order, notice or other communication from any Governmental Body or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller, from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

(c) Seller has no Knowledge of or any basis to expect, nor has Seller received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d) Seller has no Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or to Seller’s Knowledge, at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e) With the exception of propane stored in above-ground storage tanks or cylinders, there are no Hazardous Materials present on or in the Environment at any Facility or to the knowledge of Seller, or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above ground or under ground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or to the Knowledge of Seller, such adjoining property, or incorporated into any structure therein or thereon. Seller has not permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from or impacting any Facility in which Seller has or had an interest or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility in which Seller has or had an interest, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, whether by Seller or any other Person known to Seller.

(g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring in Seller’s possession pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities in which Seller has or had an interest, or concerning compliance, by Seller with Environmental Laws.

(h) For purposes of the representations and warranties pertaining to the adjacent properties to the Land referenced in this Section 3.21, “Knowledge of Seller” shall be limited to actual knowledge, without inquiry, as neither Kerry Tatelman, Wayne Riguidel nor Ben Clarke have conducted any investigation regarding adjacent properties to the Land.

3.22 Employees.

(a) Schedule 3.22(a) contains a complete and accurate list of the following information for each employee, of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2006; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(b) To the Knowledge of Seller, no employee of Seller is bound by any Contract that purports to limit the ability of such employee (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Purchased Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of Seller, no former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Purchased Business as heretofore carried on by Seller.

3.23 Labor Disputes; Compliance.

(a) Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under applicable law, the payment of Canadian Pension Plan and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) Except as disclosed in Schedule 3.24(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2004, there has not been, there is not presently pending or existing, and to Seller’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with a Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; and (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller.

3.24 Intellectual Property Assets.

(a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

(i) Seller’s business name, all trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv) all rights in mask works;

(v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(vi) all rights in internet web sites and internet domain names presently used by Seller (collectively, “Net Names”).

(b) Schedule 3.24(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $500.00 under which Seller is the licensee. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(c) Except as set forth in Schedule 3.24(c), the Intellectual Property Assets are all those necessary for the operation of Seller’s business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.24(c) and except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $500.00 under which Seller is the licensee.

(d) Schedule 3.24(d) contains a complete and accurate list and summary description of all Patents. To the Knowledge of Seller, there are no inventions or discoveries of Seller that may be patentable.

(e) (i) Schedule 3.24(e) contains a complete and accurate list and summary description of all Marks.

(ii) All Marks which are registered with the Canadian Intellectual Property Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii) No Mark which is registered with the Canadian Intellectual Property Office has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.

(iv) To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(v) No Mark is infringed or, has been challenged or threatened in any way. None of the Marks has been alleged to infringe any trade name, trademark or service mark of any other Person.

(f) Seller has no registered Copyrights.

(g) Seller has good title to and an absolute right to use the Trade Secrets. To Seller’s Knowledge, the Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or, to the Seller’s Knowledge, infringes any intellectual property right of any other Person.

(h) Schedule 3.24(h) contains a complete and accurate list and summary description of all Net Names.

(ii) All Net Names have been registered in the name of Seller (or its legal predecessor, 57151 Manitoba Ltd.) and are to the Knowledge of the Seller in compliance with all formal Legal Requirements.

(iii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.

(iv) To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(v) No Net Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way. No Net Name has been alleged to interfere with or infringe or to the Knowledge of Seller, infringes the trademark, copyright or domain name of any other Person.

3.25 Relationships with Related Persons. Except as disclosed in Schedule 3.25, neither Seller nor any Related Person of Seller has, or since December 31, 2005, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business. Neither Seller nor any Related Person of Seller owns, or since December 31, 2005, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 3.25, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.25, neither Seller nor any Related Person of Seller is a party to any Contract with, or has any claim or right against, Seller.

3.26 Brokers or Finders. Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions.

3.27 Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iii) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.28 Disclosure.

(a) No representation or warranty or other statement made by Seller in this Agreement, any Schedule, any supplement to any Schedule, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Purchased Business that has not been set forth in this Agreement or the Schedules delivered by Seller.

3.29 Residency. Seller is not a non-resident of Canada for the purposes of The Income Tax Act (Canada).

3.30 GST Registration. Seller is a registrant for purposes of the Excise Tax Act (Canada), whose registration number is 106 393 424 RT0001.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Province of Nova Scotia, with full corporate power and authority to conduct its business as it is now conducted and will on or before the Closing Date be qualified to do business in Manitoba.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s Governing Documents;

(ii) any resolution adopted by the board of directors or the shareholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4 Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.5 GST Registration. Buyer is a registrant for purposes of the Excise Tax Act (Canada), whose registration number is 861641710RT0001.

ARTICLE V

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

5.1 Accuracy of Representations. All of Seller’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to any Schedule delivered by Seller hereunder.

5.2 Seller’s Performance. All of the covenants and obligations that Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

5.3 Consents. Each of the Consents identified in Schedule 5.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.

5.4 Additional Documents. Seller shall have caused the documents and instruments required by Section 2.10(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a) An opinion of Fillmore Riley LLP, dated the Closing Date, in the form of Exhibit 5.4(a);

(b) If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as an extra-provincial or foreign corporation under the name “Mayer Fibre Tube & Core” or any derivative thereof;

(c) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

(d) Applications for the Clearance Certificates listed in Sections 2.10(a)(xi) and (xii); and

(e) Such other documents as Buyer may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Seller’s representations and warranties;

(ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller;

(iii) evidencing the satisfaction of any condition referred to in this Article V; or

(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

5.5 No Proceedings. There shall not have commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

5.6 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

5.7 Governmental Authorizations. Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

5.8 No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall have been no material adverse effect on the Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Purchased Business.

Buyer may waive any condition specified in this Article V if it executes a writing so stating at or prior to the Closing.

ARTICLE VI

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

6.1 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

6.2 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

6.3 Consents. Each of the Consents identified in Schedule 6.3 shall have been obtained and shall be in full force and effect.

6.4 Additional Documents. Buyer shall have caused the documents and instruments required by Section 2.10(b) and such other documents to be delivered (or tendered subject only to Closing) as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, or (iii) evidencing the satisfaction of any condition referred to in this Article VI; or otherwise facilitating the consummation or performance of the Contemplated Transactions.

6.5 No Proceedings or Injunctions. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement. There shall not have commenced or threatened against Seller, or against any Related Person of Seller, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

Seller may waive any condition specified in this Article VI if it executes a writing so stating at or prior to the Closing.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Employees and Employee Benefits.

(a) Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business including employees on temporary leave of absence, including family medical leave, parental leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b) Employment of Active Employees by Buyer.

Seller shall provide Buyer with an up-to-date list of the names of the Active Employees at least two (2) Business Days and not more than four (4) Business Days prior to the Closing Date. Seller has had fewer than fifty (50) employees during the preceding four (4) weeks. At Closing, Seller shall terminate fewer than fifty (50) employees, and Subsection 67(1) of the Employment Standards Code shall not apply to said terminations. Buyer covenants and agrees that it shall offer employment to all Active Employees, except those Active Employees specifically listed in Schedule 7.1(b) (the “Severance Employees”), effective as at the Time of Closing, on substantially the same terms and conditions of employment (and in any event, not less favorable) as are then applicable to the Active Employees in relation to compensation, benefits, and which shall recognize the service of the Active Employees with Seller. Seller shall indemnify and hold harmless Buyer from and against all Liability suffered or incurred by Buyer in connection with or pursuant to any claims by any Active Employees (including the Severance Employees) and any employee of Seller on long-term disability leave other than claims (or causes of claims) by Active Employees against Buyer arising after the Closing relating solely to Buyer’s employment of said Active Employees after the Closing and other than claims arising out of a failure on the part of Buyer to fulfill its obligations in this Section 7.1(b) of this Agreement to offer continued employment to all Active Employees other than the Severance Employees. No employee of the Seller shall be entitled to any rights under this subsection or under any other provisions of this Agreement. Seller shall employ all of the Active Employees until the Closing, except for any Active Employees who prior to the Closing:

(a)	are terminated for cause;

(b)	are terminated with Buyers consent, which consent shall not be unreasonably withheld;

(c)	voluntarily resign; or

(d)	retire.

Seller shall not attempt in any way to discourage any of the Active Employees from accepting any offer of employment to be made by Buyer.

(c) Salaries and Benefits.

(i) Seller shall be responsible for: (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries in respect of events which occurred prior to the Closing Date under the Employee Plans whether or not those claims are made before or after the Closing Date. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d) Seller’s Retirement and Savings Plans. Seller maintains no retirement plans or savings plans other than administering an employee RRSP Plan that is employee funded, with no employer contribution.

(e) No Transfer of Assets. Neither Seller nor Seller’s Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(f) General Employee Provisions.

(i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 7.1 as may be necessary to carry out the arrangements described in this Section 7.1.

(ii) Seller shall provide Buyer with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 7.1.

(iii) If any of the arrangements described in this Section 7.1 are determined by a Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

7.2 Payment of Other Retained Liabilities. Seller shall promptly pay, or make adequate provision for the payment, in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date and after giving Seller ten (10) days prior written notice (the “Notice Period”), elect to make all such payments directly (but shall have no obligation to do so) if said payments are not made by Seller within the Notice Period and set off and deduct the full amount of all such payments from amounts that become due Seller under any agreements between Seller and Buyer.

7.3 Restrictions on Seller Dissolution and Distributions. Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until the lapse of more than eighteen (18) months after the Closing Date.

7.4 Removing Excluded Assets. Within three (3) Business days after the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense, (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith, (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property, or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

7.5 Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.

7.6 Customer and Other Business Relationships. Commencing on the Closing Date and continuing for a period of twelve (12) months thereafter, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

7.7 Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period of six (6) years from the Closing Date, or for such longer period as is required by any Governmental Body those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

7.8 Prorations.

Seller and Buyer agree to prorate all taxes and lease payments or other prepaid expenses, paid or owed with respect to the Assets or with respect to any period of time that begins before the Closing Date hereof and ends after the Closing Date. Seller shall pay all such liabilities on or with respect to the Assets to the extent such liabilities and obligations relate to any time period ending 12:00 a.m. on the day immediately before the Closing Date except for the Assumed Liabilities and Buyer shall pay all Assumed Liabilities and all liabilities and obligations on or with respect to the Assets to the extent such liabilities related to periods on and after the Closing Date. Any amounts owing by Buyer to Seller or Seller to Buyer under this Section 7.7 shall be due and paid or adjusted at Closing.

7.9 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

7.10 Excluded Accounts Receivable. In the event that Buyer receives payment of any of the accounts receivable which are greater than ninety (90) days old, Buyer shall promptly pay any such amounts received to Seller.

7.11 Operation in the Ordinary Course. Between the date of this Agreement and the Closing Date, Seller shall (a) conduct the Purchased Business only in the Ordinary Course of Business, consistent with past practices of Seller including, without limitation, maintenance of inventory levels; (b) use its best efforts to preserve intact the current business organization of Seller and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Seller; and (c) confer with Buyer concerning operational matters of a material nature.

7.12 Negative Covenants. Between the date of this Agreement and the Closing Date, Seller will not, without the prior consent of Buyer, which shall not be unreasonably withheld, dispose of any fixed or other assets of Seller other than in the Ordinary Course of Business.

7.13 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will afford Buyer and its representatives full and free access to the Seller’s personnel, properties, contracts, books and records, and other documents and data, and will furnish Buyer with copies of all such contracts, books and records, and other documents and data as Buyer may reasonably request, and it shall furnish Buyer with such additional financial, operating and other data and information as Buyer may reasonably request.

7.14 Exclusivity. Between the date of this Agreement and the Closing Date, Seller shall not, and Seller shall use its best efforts to cause its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) solicit, initiate, engage or participate in or knowingly encourage discussions or negotiations with any person or entity (other than Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Seller’s capital stock or other business combination involving Seller or (b) provide any non-public information concerning the Purchased Business or the Assets to any person or entity (other than Buyer). Seller shall immediately notify Buyer of, and shall disclose to Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 7.14.

ARTICLE VIII

INDEMNIFICATION

8.1 SURVIVAL. All representations, warranties, covenants and obligations in this Agreement, the Schedules, any supplements to any Schedule, the certificates delivered pursuant to Section 2.10 (Closing Obligations) and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 8.6 (Time Limitations). The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. Buyer has delivered to Seller copies of all reports that it has received from a Governmental Body relating to the Purchased Assets. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

8.2 Indemnification and Reimbursement by Seller. Seller, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including, without limitation, interest, penalties, costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Seller in (i) this Agreement or the Plant Lease Agreement, (ii) any Schedule delivered by Seller, (iii) the certificates delivered pursuant to Section 2.10 (Closing Obligations) (for this purpose, each such certificate will be deemed to have stated that Seller’s representations and warranties in this Agreement fulfill the requirements of Section 5.1 (Accuracy of Representations) as of the Closing Date as if made on the Closing Date (iv) any transfer instrument or (v) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement or the Plant Lease Agreement;

(b) any Breach of any covenant or obligation of Seller in this Agreement or the Plant Lease Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant thereto;

(c) any Liability arising out of the ownership or operation of Seller’s business prior to the Effective Time other than the Assumed Liabilities;

(d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on Seller’s behalf) in connection with any of the Contemplated Transactions;

(e) any claim relating to any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date;

(f) any Employee Plan established or maintained by Seller; or

(g) any Retained Liabilities.

8.3 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Seller, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons for any loss, liability, claim, damage, expense (including, without limitation, interest, penalties, costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in (i) this Agreement or the Plant Lease Agreement, (ii) any Schedule delivered by Buyer, (iii) the certificates delivered pursuant to Section 2.10 (Closing Obligations) (for this purpose, each such certificate will be deemed to have stated that Buyer’s representations and warranties in this Agreement fulfill the requirements of Section 6.1 (Accuracy of Representations) as of the Closing Date as if made on the Closing Date or (v) any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement or the Plant Lease Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to thereto;

(c) any Liability arising out of the Buyer’s ownership or operation of the Purchased Business from and after the Effective Time other than the Retained Liabilities;

(d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(e) any claim relating to any product or component thereof manufactured by or shipped, or any services provided by Buyer, in whole or in part, from and after the Closing Date not arising from a Retained Liability or a breach by Seller of any representation, warranty or covenant in this Agreement; and

(f) any Assumed Liabilities.

8.4 Limitations on Amount – Seller. Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 8.2(a) until the total of all Damages with respect to such matters exceeds $50,000 CAD and then Seller shall be liable for all Damages from dollar one. Seller shall not be obligated to make any payments for indemnification for Damages arising under Section 8.2(a) in excess of $4,000,000. However, this Section 8.4 will not apply to claims under Section 8.2(b) through (g) or to matters arising in respect of Sections 3.8 (Title to Assets; Encumbrances), 3.25 (Brokers or Finders), or to any intentional Breach of any of Seller’s representations and warranties, or any intentional Breach by Seller of any covenant or obligation, and Seller will be liable for all Damages with respect to such Breaches.

8.5 Limitations on Amount – Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 8.3(a) until the total of all Damages with respect to such matters exceeds $50,000 CAD and then Buyer shall be liable for all Damages from dollar one. Buyer shall not be obligated to make any payment for indemnification for Damages under 8.3(a) in excess of the Purchase Price. However, this Section 8.5 will not apply to claims under Section 8.3(b) through (e) or matters arising in respect of Section 4.4 (Brokers or Finders) or to any intentional Breach of any of Buyer’s representations and warranties, any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

8.6 Time Limitations on Survival of Representations Warranties and Covenants.

The covenants, representations and warranties and the obligations of indemnification herein made by the Seller and/or the Buyer, as the case may be, contained in this agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the closing of the purchase of the Assets, provided for herein and, notwithstanding such closing, shall continue in full force and effect for the benefit of the other party hereto, subject to the following provisions of this section:

(a) Except as provided in subparagraphs (b) and (c) of this section, such obligation shall continue for twenty-four (24) months following the Closing Date. The party alleging breach and/or claiming indemnification hereunder shall give the other party notice of any claim with such particularity as is reasonably possible as soon as such party has reasonable grounds for believing that a breach has been committed and/or a claim for indemnification is available and, in any event, such notice shall be given not later than the end period of the twenty-four (24) months following the Closing Date.

(b) Any Claim which is based on or relates to the breach of a representation, warranty, covenant or a right to indemnification in respect to a tax liability shall extend until the expiration of the period (if any) during which an assessment, re- assessment or other form of recognized documents assessing liability for tax, interest or penalty under applicable tax legislation could be issued, assuming that no waiver or similar document is filed to extend such period as otherwise determined.

(c) Any Claim which is based on or relates to the title to the Assets or the Retained Liabilities, Article VII regarding Additional Covenants, Article IX regarding Confidentiality, or which is based on intentional misrepresentation or fraud by Seller or Buyer, as the case may be, may be brought at any time.

After the expiration of the period of time referred to in subparagraph (a) of this section, and subject to the provisions of subparagraphs (b) and (c) of this section, the obligations of the Seller and/or the Buyer, as the case may be, with respect to the representations, warranties, covenants and/or indemnification obligations contained in this agreement or in any document or certificate given in order to carry out the transactions contemplated hereby, and except with respect to any claims of which notice has been validly given in accordance with this section, shall terminate and the parties shall have no further obligations to one another in respect thereto;

8.7 Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 8.2 (Indemnification and Reimbursement by Seller) or Section 8.3, (Indemnification and Reimbursement by Buyer) (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying

Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will establish conclusively for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent (which may not be unreasonably withheld). If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made reasonably and in good faith in such Third-Party Claim or any compromise or settlement effected reasonably and in good faith by the Indemnified Person. (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(c) With respect to any Third-Party Claim subject to indemnification under this Article VIII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(d) Notwithstanding the provisions of Section 10.4 (Jurisdiction; Service of Process), Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article VIII, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

8.8 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice from the Indemnified Person to the Indemnifying Person within the time limits herein provided together with the information relied upon by the Indemnified Person to substantiate the claim. The Indemnifying Person shall have a period of fifteen (15) days from receipt of the notice and information as aforesaid to make such investigation of the claim as is considered necessary and the parties shall cooperate with the exchange of any information reasonably requested to substantiate or clarify the claim. At the end of the fifteen (15) day period of investigation, if both parties agree to the amount of the claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed amount of the claim. If the claim or any portion thereof is in dispute, Caraustar may exercise its set-off rights under Section 8.11 and the parties may agree to refer the matter to binding arbitration in accordance with the provisions of the Arbitration Act of Manitoba.

8.9 Exclusivity. The provision of this Article VIII shall apply to any claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article VIII.

8.10 Quantification of Damages. The amount of any Damages which may be claimed by either party hereunder shall be calculated to be the cost or loss to such party after giving effect to any insurance proceeds received by such party in relation to the matter which is the subject of the claim (net of expenses incurred in obtaining such recovery or benefit).

8.11 Right of Set-Off. Buyer shall have the right to satisfy any amounts owing by Seller to Buyer pursuant to this Agreement, including amounts owing by Seller to Buyer pursuant to Article VIII hereof, against amounts due and payable to Seller under the Plant Lease Agreement (including the purchase price for the Plant Lease Property upon Buyer’s exercise of its option to purchase the Plant Lease Property).

ARTICLE IX

CONFIDENTIALITY

9.1 Definition of Confidential Information.

(a) As used in this Article IX, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i) all information that is a trade secret under applicable trade secret or other law;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and background of key personnel, any information regarding employees including any personal information regarding such employees, and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

9.2 Restricted Use of Confidential Information.

(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this Article with respect to such information. Each of Buyer and Seller shall (iv) enforce the terms of this Article as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article; and (vi) be responsible and liable for any breach of the provisions of this Article VIII by it or its Representatives.

(b) For a period of five (5) years following the Closing Date, Seller shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 9.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of Seller relating to any of the Assets or the Assumed Liabilities.

(c) From and after the Closing, the provisions of Section 9.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities.

9.3 Exceptions. Sections 9.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

9.4 Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body; provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 9.4 do not apply to any Proceedings between the parties to this Agreement.

9.5 Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections, (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates, (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates, and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

ARTICLE X

TERMINATION

10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by Buyer if a material breach or violation of any provision of this Agreement has been committed by Seller and such breach or violation has not been waived;

(b) by Seller if a material breach or violation of any provision of this Agreement has been committed by Buyer and such breach or violation has not been waived;

(c) by Buyer if any of the conditions in Article V has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

(d) by Seller if any of the conditions in Article VI has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(e) by mutual consent of Buyer and Seller; or

(f) by Buyer if the Closing has not occurred (other than through the failure of Buyer to comply fully with its obligations under this Agreement) on or before January 1, 2008 or such later date as the parties may agree upon.

(g) by Seller if the Closing has not occurred (other than through the failure of Seller to comply fully with its obligations under this Agreement) on or before January 1, 2008 or such later date as the parties may agree upon.

10.2 Effect of Termination. The right of termination under Section 10.1 is in addition to any other right a party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach or violation of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XI

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.

11.2 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, Seller shall not disclose to any Person (a) the fact that any Confidential Information of Seller has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller, that any Confidential Information of Buyer has been disclosed to Seller, or that Seller or its Representatives have inspected any portion of the Confidential Information of Buyer, or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller:

57151 Manitoba Ltd.

c/o 5540 Hampstead Place

Burnaby, British Columbia V5E 4E7

Attention: Kerry Tatelman

e-mail: zero829@shaw.ca

with a mandatory copy to:

Fillmore Riley LLP

1700 Commodity Exchange Tower

360 Main Street

Winnipeg, Manitoba

R3C 3Z3

Attention: Glen Peters

Phone: (204) 957-8318

Fax: (204) 954-0318

Email: glenpeters@fillmoreriley.com

Buyer:

Caraustar Industries, Inc.

Attn: Steven L. Kelchen

Austell-Powder Springs Road, Suite 300

Austell, GA 30106

Telephone: 770-799-5808

Facsimile: 770-732-3433

Caraustar Industries, Inc.

Caraustar Legal Department

Attn: Wilma Beaty, Esq.,

VP, General Counsel and Secretary

Post Office Box 115

Austell, Georgia 30168-0115

Telephone: 770-745-3745

Facsimile: 770-799-5990

with a mandatory copy to:

Morris, Manning & Martin, LLP

3343 Peachtree Road, N.E.

Suite 1600

Atlanta, Georgia 30326

Attention: John F. Sandy Smith, Esq.

Fax no.: (404) 365-9532

E-mail address: jfs@mmmlaw.com

11.4 Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the Province of Manitoba, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

11.5 Enforcement of Agreement. Each of Seller and Buyer acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by such other party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer or Buyer, as the case may be, may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.6 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the

Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

11.8 Schedules. The information in the Schedules delivered by Seller constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified or appropriately cross-referenced representation or warranty), the statements in this Agreement will control.

11.9 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.9.

11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement.

11.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13 Governing Law. This Agreement will be governed by and construed under the laws of the Province of Manitoba and the laws of Canada applicable therein without regard to conflicts-of-laws principles that would require the application of any other law.

11.14 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

BUYER:		SELLER:

CARAUSTAR INDUSTRIAL CANADA, INC.		2789737 MANITOBA LTD.

By:	/s/ Ronald J. Domanico	By:	/s/ Norman Tatelman
Name:	Ronald J. Domanico	Name:	Norman Tatelman
Title:	Senior Vice President	Title:	President

Execution Version

LEASE AGREEMENT

THIS LEASE, made and effective as of the later of (i) the Closing under the Asset Purchase Agreement referred to below, and (ii) the 1st day of January, 2008,

BETWEEN:

2789737 MANITOBA LTD.,

(the “Landlord”),

as successor by amalgamation

to 57151 MANITOBA LTD. and 2789737 MANITOBA LTD.,

- and -

CARAUSTAR INDUSTRIAL CANADA, INC.,

(the “Tenant”).

WHEREAS the Landlord, as Seller, and the Tenant, as Buyer, are parties to an Asset Purchase Agreement dated December     , 2007, (the “Asset Purchase Agreement”) pursuant to which certain assets of the Landlord are being acquired by Tenant.

WHEREAS pursuant to the Asset Purchase Agreement the Landlord and the Tenant are entering into this Lease Agreement for the lease of Premises (as hereinafter defined) and for the grant of an exclusive option to purchase the Premises in favour of Tenant, on the terms and subject to the conditions set forth herein; and

WHEREAS the “Land”, “Tangible Personal Property”, and “Improvements,” and the other initially capitalized terms not defined herein are as defined in the Asset Purchase Agreement;

NOW THEREFOR IN CONSIDERATION of the rent, mutual covenants and agreements herein contained, the Landlord and the Tenant covenant and agree with each other as follows:

ARTICLE 1 - PREMISES AND TERM

1.01 Demise. The Landlord in consideration of the rents, covenants, agreements and conditions herein to be paid, observed and performed by the Tenant, does hereby demise and lease to the Tenant the Land which is municipally known as 1707 Dugald Road, Winnipeg, Manitoba, and legally described on Schedule “A” attached hereto, together with the building and certain other Improvements located thereon (collectively, the Land, and such building and Improvements being defined as the “Premises”).

1.03 Term. The Tenant shall have and hold the Premises for a term of three (3) years commencing on the date hereof and ending on December 31, 2010 (the “Term”).

1.04 Quiet Enjoyment. If the Tenant punctually pays the Rent due under this Lease and complies with its obligations under this Lease, the Tenant shall peaceably possess and enjoy the Premises during the Term without any interruption or disturbance from the Landlord or any person or persons claiming by, through or under the Landlord.

1.05 Renewal. Provided the Tenant pays the Rent as and when due, and subject to the Tenant Set-off Right (defined in Section 2.04 below), and provided the Tenant observes and performs the material terms, covenants and conditions to be observed and performed by it in accordance with the terms of this Lease, the Tenant shall have the option to renew the term of this Lease for two (2) further period of one (1) year each (the “Renewal Terms”) upon the following terms and conditions:

(a)	The Tenant shall give the Landlord written notice of Tenant’s intention to renew this Lease at least 120 days prior to the expiry of the Term or the first Renewal Term, as applicable;

(b)	All terms and conditions of this Lease shall apply to the Renewal Terms with the exception of the amount of the Base Rent and this renewal option;

(c)	The Base Rent (defined below) for the Renewal Terms shall be as set forth in Section 2.01 below.

1.06 Exclusive Purchase Option. The Landlord hereby grants unto the Tenant the exclusive right and option to purchase from the Landlord at Tenant’s discretion, so long as the Tenant is not in unremedied material default under the terms of this Lease, all right, title and interest of the Landlord in and to the Premises (the “Option”) at any time during the Term or the Renewal Terms by giving at least thirty (30) days written notice of such election to the Landlord. The purchase price for the Premises in connection with Tenant’s exercise of such option shall be CDN $3,500,000.00 and the purchase and sale of the Premises following exercise of the option will be subject to the terms and conditions of the Agreement of Purchase and Sale attached hereto as Schedule “B”. Nothing herein obligates Tenant to exercise the Option.

1.07 Definitions. In this Lease:

(a)	“Additional Rent” means all amounts payable pursuant to the terms of this Lease by the Tenant to the Landlord except Base Rent, whether or not specifically designated as Additional Rent elsewhere in this Lease;

(b)	“Tenant Maintenance” means any and all repairs, replacements, and maintenance of the Premises to include routine periodic maintenance and cleaning of the Premises, and repairs ancillary thereto, to keep the Premises debris free and in generally the same appearance and operating condition as exists on the date hereof, ordinary wear and tear excepted, and excludes all Landlord Repairs and Replacements.

(c)	“Base Rent” shall have the meaning provided in Section 2.01;

(d)	“Rent” means the aggregate of the Base Rent and Additional Rent; and

(e)	“Landlord Repairs and Replacements” means any and all capital repairs and replacements of the Premises, including the foundation system (being piles, pile caps and grade beams) and steel structure of the building and other Improvements within the Premises (being columns, joists, beams and bracings), exterior walls, the roof deck, the roof membrane and surface of the roof, replacement or capital repair of the HVAC system or associated ductwork, replacement or capital repair of the plumbing, sewer, or other utilities systems, repaying of substantial areas of the parking or roadway areas serving the Premises, and replacement or capital repair of the sprinkler system; but excluding all Tenant Maintenance and repairs and replacements necessitated by acts or omissions by the Tenant.

ARTICLE 2 - RENT, TAXES AND OTHER CHARGES

2.01 Base Rent and Additional Rent. The Tenant shall pay to the Landlord base rent (“Base Rent”) as follows:

Base Rent	Annual	Monthly
2008	$316,200.00	$26,350.00
2009	$322,524.00	$26,877.00
2010	$328,980.00	$27,415.00
First Renewal Term	$335,556.00	$27,963.00
Second Renewal Term	$342,264.00	$28,522.00

Base Rent is payable in equal monthly instalments payable the first day of each month during the Term, in advance, together with Additional Rent as herein provided. All of the payments set out in this Lease shall constitute Base Rent or Additional Rent, and shall be deemed to be and shall be payable as rent, whether or not any such payment is payable to the Landlord or to a third party as provided below in this Article 2, and whether or not paid as reimbursement to the Landlord for expenses to which it has been put and entitled to be reimbursed as provided in this Lease. The Landlord has all the rights against the Tenant for default in payment of Additional Rent that is has against the Tenant for default in payment of Base Rent. As to Realty Taxes (defined below) or other Additional Rent payments that Landlord requests be paid directly by Tenant to the relevant payee, if the original invoice is not delivered directly to the Tenant by the relevant payee but is instead delivered to the Landlord, the Landlord must deliver the original invoice for the amount requested to so be paid promptly upon Landlord’s receipt thereof, and in any event, at least twenty (20) days prior to the date when the invoiced amount is due. In the event that the Landlord does not provide the Tenant with the original invoice in a timely fashion and as a result the Tenant is not able to pay the invoice by the date the invoiced amount is due, then in such case the Tenant shall not be liable or responsible for any late payment fees or penalties which may result from the late payment by the Tenant of the invoiced amount, and the Landlord will pay the same.

2.02 Realty Taxes. The Tenant shall pay to the Landlord the amount of all realty taxes, rates (including local improvement taxes and rates) and any and all taxes assessed in the future in lieu of realty taxes, assessments or levies imposed upon or charged against the Premises during the Term (“Realty Taxes”), together with the reasonable costs of appeal against disputed assessments for such Realty Taxes. The Landlord will notify the Tenant in writing if the Landlord intends to dispute the amount of any Realty Taxes assessment and will deliver copies to Tenant of all communications with the taxing authority relating thereto. Payment of Realty Taxes invoiced shall be due in equal monthly instalments over each calendar year or such shorter period within the Term such that the Landlord will have in its hands an amount sufficient to pay each instalment of Realty Taxes at least fifteen days but not more than thirty days prior to the date when such instalment is due to the taxing authorities. Prior to the commencement of each year, the Landlord shall estimate reasonably the total amount due of Realty Taxes and the amount of the equal monthly instalments thereof, based on the preceding year’s Realty Tax invoices, and notify the Tenant in writing of such estimate. From time to time during the year, the Landlord may re-estimate the amounts payable for such year based on additional Realty Taxes invoices received, in which event the Landlord shall notify the Tenant in writing of such re-estimate accordingly and fix monthly instalments for the remaining balance of such year. Provided that if the Landlord so directs, the Tenant shall pay Realty Taxes directly to the taxing authorities. In that event, the Tenant shall make payments, on or before the due date, of each instalment and shall provide to the Landlord, on demand, evidence of payment in the form of receipted bills.

2.03 Other Taxes and Charges. Landlord may retain certain utilities accounts and accounts relating to the other charges in this Section 2.03 below in Landlord’s name if the parties deem that to be more expedient, but in any event the Tenant shall pay, as and when due to the Landlord or the relevant authority to which same are owing:

(a)	All taxes, licenses, rates, duties and assessments imposed, assessed or levied by any lawful authority during the Term and relating to the business as carried on in the Premises by the Tenant, and the use and occupancy of the Premises by the Tenant (and every subtenant and licensee of Tenant) and relating to or assessed with respect to the Tangible Personal Property at the Premises or to any other property owned by or installed by or on behalf of the Tenant, in, on or affixed to the Premises, whether any such taxes, licenses, rates, duties and assessments are payable by law by the Tenant or by the Landlord;

(b)	All taxes payable under the Goods and Services Tax (GST), or any other tax of a similar nature pursuant to legislation enacted by Federal, Provincial or Municipal Authorities will be paid by Tenant;

(c)	Tenant will pay all charges, rates and assessments imposed, assessed or levied by any lawful authority during the Term in respect of electricity, light, heat, gas, power, water, sewer, garbage rates, snow removal, telephone and utilities of whatsoever nature or kind (including works and services in connection therewith) used in or supplied to the Premises;

(d)	The cost of all insurance required to be maintained by the Landlord pursuant to Article 5 hereof.

Upon request by the Landlord, the Tenant shall deliver promptly to the Landlord receipts for payment of all charges payable by the Tenant pursuant to this section 2.03 which were due and payable up to one (1) month prior to such request, and shall furnish to the Landlord, upon request, evidence of payments before the 31st day of December in each year covering payments for the preceding year.

Landlord will pay as and when due all corporation capital taxes payable with respect to Landlord, and any and all taxes and assessments based on Landlord’s income, Rent received hereunder, or gross receipts or profits.

2.04 Net Lease. Except as otherwise provided herein, the Tenant will pay to the Landlord all Rent required to be paid by the Tenant pursuant to this Lease without any deduction, defalcation, abatement or set-off whatsoever, and the Tenant covenants with the Landlord accordingly, the Landlord and the Tenant agree and acknowledge that Tenant must pay all costs and expenses associated with Tenant’s use and operation of the Premises during the Term, with the Landlord only being obligated to pay those costs and expenses specifically provided herein to be paid by the Landlord. Tenant is entitled to offset or set-off against, and deduct from the amounts due to the Landlord hereunder, any amounts owing by or claimed in good faith against the Landlord under the Asset Purchase Agreement, pursuant to the terms and conditions of Article 8 of the Asset Purchase Agreement (the “Tenant Set-off Right”).

2.05 Irregular Periods. If, for any reason, it becomes necessary to calculate Base Rent or Additional Rent for irregular periods an appropriate pro rata adjustment will be made on a daily basis in order to compute such rent for such irregular period.

2.06 Rent Past Due. If the Tenant shall fail to pay any Rent when the same is due and payable (subject to the Tenant Set-off Right) such unpaid amount shall bear interest at the rate of twelve percent (12%) per annum (calculated monthly at the rate of one percent (1%)) such interest to be calculated, but not compounded, from the time such Rent becomes due until paid by the Tenant.

ARTICLE 3 - USE

3.01 Use of Premises. The Tenant shall not use or permit the Premises or any part thereof to be used for any purpose other than that of manufacturing, storage or distribution or office or warehouse purposes, or any use of the Premises existing as of the date hereof or otherwise approved by the Landlord in writing.

3.02 Prohibited Uses. The Tenant shall not, at any time during the Term, carry on or permit to be carried on in or on the Premises anything which is noxious or offensive and shall not do or permit to be done anything whatsoever at any time during the Term upon the Premises which would annoy or disturb or cause nuisance or damage to the occupiers or owners of lands and premises adjoining or in the vicinity of the Premises. The Tenant shall not permit any overloading of the floor of the Premises without the prior written consent of the Landlord. The Tenant shall not cause any waste or damage to the Premises. The Tenant shall not conduct on the Premises any distress sale, bankruptcy sale, going out of business sale or any other sale, designed to convey to the public that business operations are to be discontinued.

3.03 Hazardous Substances. The Tenant shall not locate, create or store on the Premises and shall not permit any of its agents, employees, suppliers, customers, invitees, sub-tenants, licensees or any other person having business with or under the control of the Tenant to locate, create or store on the Premises any Hazardous Substance. The term “Hazardous Substance” shall include, without limitation, any solid, liquid, smoke, waste, odour, heat, vibration, radiation, or combination thereof, which is deemed, classed or found to be or to affect the natural, physical, chemical or biological quality of the environment, or which is or is likely to be injurious to the health or safety of persons, or which is or is likely to be injurious or damaging to property, plant or animal life, or which interferes with or is likely to interfere with the comfort, livelihood or enjoyment of life by a person, that is declared to be hazardous or toxic under any Environmental Law, and without limiting the generality of the foregoing shall include any dangerous, noxious, toxic, flammable or explosive substance, radioactive material, asbestos or PCBs. Tenant has no liability for the presence or use of any Hazardous Substance on or near or affecting the Premises prior to the date of this Lease (“Pre-existing Hazardous Substances Liability”). Further, all of Landlord’s representations and warranties set forth in Section 3.21 of the Asset Purchase Agreement are incorporated herein by reference.

If the Tenant is in breach of the foregoing prohibition regarding the location, creation or storage of Hazardous Substances, the Landlord, in addition to all other remedies it has under this Lease, may require the Tenant at the Tenant’s cost to cause such Hazardous Substance or Substances to be removed to cause the Premises to be properly restored and repaired all in accordance with any applicable laws, by-laws, rules, regulations or orders. Alternatively, at its option, the Landlord may cause such Hazardous Substance or Substances to be removed and may repair and restore the Premises and may cause its employees or agents to enter on the Premises for such purpose. Should the Landlord undertake such removal, repair or restoration the Tenant shall forthwith pay to the Landlord a fee equal to 2% of the total cost of such removal, repair or restoration and the cost of such removal, repair or restoration and shall be recoverable as Additional Rent reserved hereunder.

The Tenant hereby indemnifies and holds the Landlord harmless from and against all loss, cost, damage and expense (including, without limitation, legal fees on a solicitor and own client basis and costs incurred in the investigation, defence and settlement of claims) that the Landlord incurs as a result of or in connection with or arising from the breach of this Section 3.03 by the Tenant or Tenant’s violation of Environmental Laws, excluding in any and all events, claims or liability relating to Pre-existing Hazardous Substances Liability and any claims relating to a breach of Landlord’s warranties made pursuant to this Section 3.03.

Landlord hereby indemnifies and holds harmless the Tenant, its successors, assigns, and related companies, from and against all loss, cost, liability, damage and expense (including, without limitation, legal fees on a solicitor and own client basis and costs incurred in the investigation, defence and settlement of claims) incurred or asserted as a result of or in connection with or arising from Pre-existing Hazardous Substances, Landlord’s violation of Environmental Laws, or Landlord’s breach of its warranties made pursuant to this Section 3.03.

3.04 Signs. The Tenant may identify its business on a sign at the entrance to the Premises and on the front of the building and in all events must, at its cost, acquire all requisite municipal or other governmental permits which may be required to erect or maintain any such signs, and any other sign or advertisement approved by the Landlord pursuant hereto. If the Tenant wishes to place any other signs or advertisements at the Premises or to replace the two Tenant signs permitted under this Section with substantially different signs, the Tenant must first obtain the Landlord’s prior written consent to do so, which consent will not be unreasonably withheld. The Tenant also agrees that any sign or advertisement so placed or fixed to the exterior or any outside part of the Premises shall be maintained in a proper state of repair and that it shall indemnify and hold harmless the Landlord from and against all liability for personal injuries, death or property damage or loss caused from the placing or fixing any such sign or advertisement. Notwithstanding the foregoing the Landlord acknowledges and consents to the continued existence of all signs on the Premises as at the date hereof.

ARTICLE 4 - MAINTENANCE, REPAIR AND ALTERATIONS

4.01 Acceptance of Premises. Except for the Landlord’s warranties in this Lease, the Tenant accepts the Premises in “as is” condition, and except as set forth herein, Landlord shall not be liable or bound to make any alteration, remodelling or decoration of or installation of equipment or fixtures in the Premises.

Subject to the terms of the Asset Purchase Agreement, including without limitation the time limitations on the survival of covenants, representations and warranties, the limitations on the amounts that may be claimed by the Tenant, and the basket clauses, all as set forth in Article 8 of the Asset Purchase Agreement, Landlord’s warranties as Vendor set forth in Article 3 of the Asset Purchase Agreement relating to the Premises are incorporated herein by this reference and shall be as if fully set forth in this Lease and made expressly herein by Landlord.

4.02	Landlord Repairs and Replacement: Tenant Maintenance.

(a)	The Landlord throughout the Term shall be responsible at its sole cost and expense for performance of the Landlord Repairs and Replacement. In fulfilling its obligations pursuant to this section 4.02, the Landlord shall be entitled to enter the Premises and shall act as expeditiously as is reasonably practical in the circumstances.

(b)	The Tenant throughout the Term shall be responsible at its sole cost and expense for performance of the Tenant Maintenance.

(c)	Should the Tenant or the Landlord failure to perform its obligations under this Article, then the obligations of the nonperforming party may be performed by the other party, and such performance will be at the nonperforming party’s cost and expense and subject to the indemnification provisions herein.

4.03 Inspection. The Landlord’s representatives may enter upon the Premises at all reasonable times and during any emergency to inspect the state of repair and to perform maintenance, and replacements, upon reasonable advance notice to Tenant and without disruption to Tenant’s business or operations.

4.04 Repairs According to Notice. Without restricting the generality of Section 4.02, the Tenant, promptly upon notice by the Landlord, shall make and do all repairs and maintenance for which it is responsible. If the Tenant fails to repair or maintain them within a reasonable time, then the Landlord may cause such repairs and maintenance to be undertaken and may cause its employees and agents to enter on the Premises for such purpose. If any replacement or repair by the Tenant or the Landlord (not necessitated by Tenant’s misuse or neglect) require that more than 20% of the Premises be unavailable or inaccessible to Tenant for a period exceeding three (3) days, then all payments of Rent during the period of unavailability, inaccessibility, or inoperability will be abated.

4.05 Landlord’s Approval of Alterations. Notwithstanding anything to the contrary in this Lease, the Tenant shall not make to or erect in the Premises any installations, alterations, additions or partitions (“Alterations”) without having received the prior written approval of the Landlord to the plans and specifications and any variation or amendment thereof, which approval is not a substitute for the approval of any relevant statutory authority and will not be unreasonably withheld, delayed, or conditioned. The Landlord shall be entitled to recover, as Additional Rent from the Tenant, the Landlord’s actual and reasonable costs of having its architects and engineers examine such plans and specifications up to $1,000.

4.06 Construction of Alterations. The Tenant shall construct all Alterations only in accordance with the approved plans and specifications and in a good and workmanlike manner and shall proceed diligently to completion. All such construction shall be done only by persons approved in writing by the Landlord, such approval not to be unreasonably withheld. Prior to the construction of any Alterations, the parties will agree in writing as to which Alterations will be Tenant’s property and removable by it upon any termination of this Lease, and which will be part of the Premises.

4.07 Builder’s Liens. The Tenant shall pay for all expenses incurred for work performed upon, and materials incorporated into, the Premises for which it is responsible as same are due. The Tenant shall not suffer or permit any lien under The Builders’ Liens Act (Manitoba) or like statute to be registered against title to the Premises, or the interest of the Landlord therein, by reason of work, services or materials supplied or claimed to have been supplied to the Tenant or anyone holding any interest through or under the Tenant. If any such lien is registered the Tenant shall do all things necessary to obtain and register a discharge forthwith after the lien has come to the notice of the Tenant. The Landlord may, but shall not be obliged to, discharge any lien filed at any time and any amount paid by the Landlord in so doing, together with all reasonable costs and expenses of the Landlord, shall be paid to the Landlord by the Tenant on demand and if not so paid, shall be recoverable as rent in arrears.

ARTICLE 5 - INSURANCE, NON-LIABILITY AND INDEMNITY

5.01 Tenant’s Insurance. The Tenant shall purchase and keep in force throughout the Term, at the Tenant’s sole cost and expense:

(a)	All risk insurance with extended coverage endorsement covering fire and other risks for all leasehold improvements made to or installed in the Premises by or on behalf of the Tenant in an amount equal to the full replacement value and for the obligation of the Tenant to make repairs to the Premises in the event of forced entry or attempted forced entry;

(b)	Fire insurance with extended coverage endorsement covering all the contents of the Premises whether owned by the Tenant or for which the Tenant is responsible in an amount at least equal to the actual cash value;

(c)	Comprehensive general liability insurance (including without limitation, Tenant’s fire, legal liability to a limit of $5,000,000 hereof with a cross liability clause and otherwise in amounts and on terms reasonably acceptable to the Landlord; and

(d)	Plate glass coverage with respect to the Premises in amounts acceptable to the Landlord.

5.02 Landlord’s Insurance. The Landlord shall take out and keep in force throughout the Term all risk insurance on the buildings and improvements comprising the Premises, but which will exclude such parts thereof upon which the Tenant is obliged to take insurance out under section 5.01, with responsible insurance companies and in an amount such as would be carried by a prudent owner. The cost of such insurance shall be paid by the Tenant to the Landlord as Additional Rent. Notwithstanding any contribution by the Tenant to the cost of the insurance premiums for the Landlord’s insurance, the Tenant acknowledges that it has no right to receive any proceeds from any such policy of insurance carried by the Landlord.

5.03 Policies. All policies required hereunder shall be procured from and maintained with insurers, and upon terms and in amounts, satisfactory to the parties, acting reasonably. Each party shall furnish to the other copies of all such policies held by that party, or insurance certificates in lieu thereof, and shall provide written notice of the continuation of such policies not less than ten (10) days prior to their respective expiry dates. The Tenant shall pay the premium for each such policy. If the either party fails to keep in force such insurance the other may but shall not be obligated to effect such insurance, the cost thereof being recoverable from the delinquent party forthwith on demand.

5.04 Additional Insureds; Waiver of Subrogation. The Tenant policies required hereunder shall include the Landlord as an additional named insured with cross-liability clauses, where appropriate. The Landlord policies required hereunder shall include the Tenant as additional named insured with cross liability policies, where appropriate. Anything in this Lease to the contrary notwithstanding, the Landlord and the Tenant each hereby waive any and all rights of recovery, claim, action, or cause of action, against the other, its agents, officers, or employees, for any loss or damage that may occur to the Premises or a part thereof, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause(s), regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, to the extent that such loss or damage is covered by insurance required to be maintained under this Article 5 (whether or not such insurance is in effect) or to the extent such loss or damage is actually covered by any other insurance carried by each of them. The Landlord and the Tenant acknowledge that the waivers and releases set forth in this subparagraph are intended to result in any loss or damage which is covered by insurance, being borne by the insurance carrier of the Landlord or the Tenant, as the case may be, or by the party having the insurable interest to the extent that such loss is not covered by insurance and this Lease requires such party to maintain insurance to cover such loss. Landlord and Tenant agree that such waivers and releases were freely bargained for and willingly and voluntarily agreed to by Landlord and Tenant and do not constitute a violation of public policy.

5.05 Non-liability of Landlord. Except for the negligence of the Landlord or as arises from Landlord’s failure to maintain the Premises as required under this Lease, the Tenant agrees that the Landlord shall not be liable or responsible in any way for any personal injury that may be sustained by the Tenant or any employee or customer of the Tenant, or of any other person who may be upon the Premises or sidewalks, parking areas, highways or loading areas adjacent thereto, or for any loss of or damage or injury to, property belonging to or in the possession of the Tenant or any employee or customer of the Tenant or any other person, and without limiting the generality of the foregoing, the Landlord shall not be liable or responsible in any way for any injury, loss or damage to person or property caused by smoke, steam, water, ice, rain, snow or fumes which may leak, issue or flow into, through or from the Premises or from the water sprinkler, drainage or smoke pipes or plumbing equipment therein (as long as these have not leaked due to a condition pre-existing the date of this Lease) or from any other place or quarter or caused by or attributable to the condition or arrangement of any electrical or other wiring or the air-conditioning equipment (as long as these have not failed due to a condition pre-existing the date of this Lease), or, for any matter or thing of whatsoever nature or kind arising from the Tenant’s use and occupation of the Premises.

5.06 Indemnification by Tenant. The Tenant does hereby indemnify and save harmless the Landlord from and against any and all liabilities, damages, costs, expenses, causes of action, claims, suits and judgments which the Landlord may incur or suffer or be put to by reason of or in connection with or arising from:

(a)	any breach, violation or non-performance by the Tenant of any covenant, condition or agreement of Tenant set forth in this Lease; and

(b)	any damage, injury, or loss of property or life occasioned by the Tenant’s use or occupation of the Premises; and

(c)	All costs, expenses and reasonable legal fees on a solicitor and his own client basis incurred by the Landlord in enforcing this Lease (subject to any limitation contained within The Distress Act (Manitoba), or any similar legislation which may attempt to limit the costs which a Landlord may be entitled to recover in the enforcement of its rights hereunder);

except to the extent that any such claim arises as a result of a breach or the negligent performance by the Landlord of its obligations hereunder.

5.07 Indemnification by Landlord. The Landlord does hereby indemnify and save harmless the Tenant from and against any and all liabilities, damages, costs, expenses, causes of action, claims, suits and judgments which the Tenant may incur or suffer or be put to by reason of or in connection with or arising from:

(a)	any breach, violation or non-performance by the Landlord of any covenant, condition or agreement of Landlord set forth in this Lease; and

(b)	any claim based upon the Landlord’s ownership of the Premises and not otherwise the responsibility of the Tenant hereunder; and

(c)	All costs, expenses and reasonable legal fees on a solicitor and his own client basis incurred by the Tenant in enforcing this Lease;

except to the extent that any such claim arises as a result of a breach or the negligent performance by the Tenant of its obligations hereunder.

5.08 Survival of Indemnification. Sections 5.06 and 5.07 of this Lease shall survive any termination of this Lease for a period of two (2) years, anything in this Lease to the contrary notwithstanding.

ARTICLE 6 - DAMAGE AND DESTRUCTION; LOSS OF ACCESS

TO PREMISES, ETC.

6.01 Damage to or Destruction of Premises.

(a)	If the Premises shall be damaged by fire or other casualty for which the Landlord is insured, but are not thereby rendered untenantable in whole or in part, the Landlord shall at its own expense cause such damage, excluding damage to Tenant’s Tangible Personal Property, to be repaired and the Base Rent shall not abate. If by reason of such occurrence the Premises shall be rendered untenantable only in part, the Landlord shall, at its own expense, cause the damage, excluding damage to Tenant’s Tangible Personal Property, to be repaired and the Base Rent meanwhile shall abate proportionately. If the Premises shall be rendered wholly untenantable by reason of such occurrence the Landlord shall at its own expense cause such damage, excluding damage to Tenant’s Tangible Personal Property, to be repaired, and the Base Rent shall abate until the Premises have been restored and rendered tenantable, or either the Landlord or the Tenant may, at its election, terminate this Lease and the tenancy hereby created by giving to the other within sixty (60) days following the date of said occurrence, written notice of their election so to do and in the event of such termination Rent shall be adjusted as of the date of said occurrence.

(b)	It is understood and agreed that nothing contained in this section 6.01 shall obligate the Landlord to rebuild the Premises or any part thereof at all or according to original plans and specifications.

ARTICLE 7 - ASSIGNMENT AND SUBLETTING

7.01 Consent to Transfers. Assignments. Except as otherwise provided herein, the Tenant shall not assign or sublet or part with possession of all or any part of the Premises or Tenant’s interest under this Lease, without the prior written consent of the Landlord, such consent not to be unreasonably or arbitrarily withheld or delayed. The consent by the Landlord to an assignment or subletting shall not constitute a waiver of its consent to a subsequent assignment or subletting. Despite an assignment to other than a Permitted Assignee (defined below), the Tenant shall remain fully liable under this Lease. An assignment of this Lease, if consented to by the Landlord, shall be prepared by the Landlord or its solicitors, and all reasonable legal costs of its preparation shall be paid by the Tenant. Notwithstanding the foregoing, Tenant may assign without Landlord’s consent, to a Permitted Assignee. A “Permitted Assignee” means (A); any business into or with which the then Tenant is merged or consolidated or to which substantially all of the then Tenant’s assets are transferred or (B) to any Affiliate of Tenant, provided that (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant immediately prior to such assignment or transfer, or (2) the net worth of the original Tenant on the date of this Lease, and (ii) proof reasonably satisfactory to Landlord of such net worth is delivered to Landlord at least ten (10) days prior to the effective date of any such transaction. An “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified, or any relative or spouse of such person, or any relation of such spouse. As used in this definition, “person” means any individual, entity, association, or organization, and “control” (including “controlling”, “controlled by” and “under common control”) means the possession, direct or indirect, of the power, exercised or not, to direct or manage the business or operations of a person, whether through the ownership of voting securities, by contract, or otherwise.

Landlord may not assign or transfer any right to use or occupy all or any part of the Premises, but upon thirty (30) days prior written notice to Tenant and without being released hereunder, may sell the entire Premises to a third party (subject to this Lease and all terms and conditions set forth herein, including without limitation Tenant’s purchase option).

7.02 Assignment or Sublease Form. No assignment or subletting required to be consented to shall be valid unless prior to the date of occupancy by the proposed assignee or subtenant a fully executed duplicate original of such assignment or sublease in form reasonably acceptable and satisfactory to the Landlord is delivered to the Landlord.

7.03 Encumbrance of Interest in Lease. Each party may, without the other’s prior consent in writing, mortgage, hypothecate, pledge or otherwise encumber its interests in this Lease or in the Premises in connection with any financing of such party. Any such encumbrance of the Premises by Landlord’s action will be subject to the prior rights of the Tenant under this Lease and Landlord will procure such non-disturbance agreements from its lender(s) as Tenant reasonably requires.

7.04 Disposition of Lands and Premises. Following any sale, lease, transfer or other disposition of the Premises made or given by the Tenant, Tenant shall not be released hereunder.

ARTICLE EIGHT - PERFORMANCE OF TENANT’S COVENANTS, DEFAULT AND BANKRUPTCY

8.01 Landlord may Perform Covenants. If the Tenant makes default in any of its covenants and agreements herein, then the Landlord, without limiting any other remedy which it may have, shall have the right to remedy any such default and for such purpose may at any time enter upon the Premises. No entry for such purpose shall be deemed to cause a forfeiture or termination of this Lease. In order to cure such default, the Landlord may do all things necessary to cure the default and such things as may be incidental thereto, including without limitation, the right to make repairs and to expend monies. Tenant shall reimburse the Landlord forthwith upon demand as Additional Rent hereunder the aggregate of all costs, charges and expenses incurred by the Landlord in remedying any such default plus 3% of same. The Landlord shall be under no obligation to remedy any default of the Tenant, and shall not incur any liability of the Tenant for any action or omission in the course of its remedying or attempting to remedy any such default unless such act amounts to negligence on the part of the Landlord.

8.02 Rights of Termination.

If and whenever:

(a)	The Tenant shall fail to pay when due any part of the Rent for a period of seven (7) days after written notice to Tenant of such failure (subject to the Tenant Set-off Right); or

(b)	The Tenant shall fail to observe, perform and keep any one or more of the covenants, provisions or stipulations (other than such as relate to payment of any part of the Rent) to be observed, performed or kept by the Tenant hereunder and if such failure shall continue for a period of fifteen (15) days after written notice to the Tenant of such failure, except that if Tenant has commenced curative actions during such period, the Tenant is entitled to such additional time as reasonably necessary to complete the curative actions; or

(c)	The Term hereby granted or any of the goods or chattels on the Premises are at any time repossessed, seized, or taken in execution or attachment by any creditor of the Tenant; or

(d)	A writ of execution or replevin order issues against the goods or chattels of the Tenant and remains unmediated for a period of thirty (30) days;

(e)	The Tenant makes an assignment for the benefit of creditors or becoming bankrupt or insolvent takes the benefit of, or becomes subject to any statutes that may be in force relating to bankrupt or insolvent debtors (the appointment of a receiver or receiver and manager of the property and assets of the Tenant being conclusive evidence of insolvency); or

(f)	Any certificate or order is made or granted for the winding-up or dissolution of the Tenant, voluntarily or otherwise; or

(g)	If the Premises at any time during the Term become vacant in consequence of established abandonment by the Tenant and its operations at the Premises have ceased, which abandonment will be deemed after 30 days of uninterrupted lack of any occupancy or use of any type of the Premises by the Tenant (maintenance or vacation shutdowns of operations or the buildings at or on the Premises are not “abandonment”);

then in any of the said cases, at the option and discretion of the Landlord, and on written notice to Tenant, the Lease and the Term shall become forfeited and void and the Landlord may without notice or any form of legal process whatever forthwith re-enter the Premises or any part thereof in the name of the whole and repossess and enjoy the same as of its former estate, anything contained in any statute or law to the contrary notwithstanding. Such forfeiture shall be wholly without prejudice to the right of the Landlord to recover arrears of Rent or damages for any breach of the Tenant’s covenants, obligations or agreements under this Lease, and provided that notwithstanding any such forfeiture the Landlord may subsequently recover from the Tenant damages for loss of Rent suffered by reason of this Lease having been rendered forfeited and void as aforesaid. No such re-entry or taking possession of the Premises by the Landlord shall be construed as an election on the part of the Landlord to terminate this Lease unless at the time of or subsequent to such re-entry or taking up possession written notice of such intention has been given to the Tenant or such termination is decreed by a court of competent jurisdiction.

If and whenever:

(h)	The Landlord shall fail to observe, perform and keep any one or more of the covenants, provisions or stipulations to be observed, performed or kept by the Landlord hereunder and if such failure shall continue for a period of thirty (30) days after written notice to the Landlord of such failure, except that if Tenant has commenced curative actions during such period, the Landlord is entitled to such additional time as reasonably necessary to complete the curative actions; or

(i)	The Landlord makes an assignment for the benefit of creditors or becoming bankrupt or insolvent takes the benefit of, or becomes subject to any statutes that may be in force relating to bankrupt or insolvent debtors (the appointment of a receiver or receiver and manager of the property and assets of the Landlord being conclusive evidence of insolvency); or

(j)	If at any time during the eighteen (18) month period commencing on the date hereof, any certificate or order is made or granted for the winding-up or dissolution of the Landlord, voluntarily or otherwise;

(k)	If the Premises is seized or taken by legal process for any other cause arising with Landlord; or

(l)

Tenant has claim made in good faith against Landlord (as Vendor) under the Asset Purchase Agreement for a material unremedied breach by the Landlord under the Asset Purchase Agreement, which breach has not been remedied by the Landlord within sixty (60) days after written notice by the Tenant to the Landlord, and which claim cannot be reasonably be satisfied by the Tenant exercising the Tenant Set-off Right;

then in any of the said cases, at the option and discretion of the Tenant, and on written notice to Landlord, this Lease shall become forfeited and void and the Tenant will have no further obligation to pay any Rent or otherwise have any obligations hereunder. The Tenant accepts that if the Tenant exercised the Tenant Set-off Right in connection with its right to terminate the Lease, then following adjudication of the dispute giving rise thereto and the determination that the claim supporting the Tenant Set-off Right did not have merit, then the Tenant will be liable to the Landlord for the balance due of Base Rent for the remainder of the Term as otherwise would have been in effect (the “Rental Reimbursement”). The Rental Reimbursement will be treated as past due under Section 2.06 from the date that the Tenant Set-off Right was exercised and effected, until the Rental Reimbursement is paid to the Landlord. The Rental Reimbursement will be reduced by the amount of any rent that the Landlord collects during the period following the Tenant’s termination of this Lease and the Landlord agrees that it must reasonably strive to mitigate its damages in respect thereof.

8.03 Waiver with Respect to Re-entry. If the Landlord does not exercise its option under section 8.02 to terminate this Lease it may in addition to any remedies available to the Landlord herein, or at law or in equity, from time to time, re-enter the Premises without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Premises as agent of the Tenant for such period or periods (which may extend beyond the Term) and at such rentals and upon such terms and conditions as the Landlord in its sole discretion may deem advisable. All reasonable expenses the Landlord may incur in reletting the Premises, including legal fees and disbursements and real estate fees and commissions and expenses of preparing the Premises for reletting shall be paid by the Tenant to the Landlord forthwith on demand. Upon such reletting, rent received by the Landlord shall be applied first to the payment of said reasonable expenses, second to the payment of any indebtedness (other than Rent) due from the Tenant to the Landlord, and third, to the payment of Rent. The residue, if any, shall be held by the Landlord and applied in payment of future rent as the same may become due and payable. If rentals received from such reletting during any month are less than that to be paid during that month by the Tenant hereunder, the Tenant shall forthwith pay any such deficiencies to the Landlord. No re-entry or taking possession of the Premises by the Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention has been given to the Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, the Landlord may at any time thereafter elect to terminate this Lease by reason of such previous event. Should the Landlord at any time terminate this Lease by reason of any such event, in addition to any other remedies it may have, it may recover from the Tenant all damages it may incur with respect thereto including the cost of recovering the Premises and the worth at the time of such termination of the excess, if any, of the amount of Rent, for the remainder of the Term over the then reasonable rental value of the Premises for the remainder of the Term, all of which rent shall be immediately due and payable from the Tenant to the Landlord.

8.04 Remedies of Landlord and Tenant are Cumulative. The respective remedies of the Landlord and Tenant under this Lease are cumulative and are in addition to any remedies of the Landlord at law or in equity but separate from any remedies set forth in the Asset Purchase Agreement. No remedy shall be deemed to be exclusive.

8.05 Bankruptcy and Insolvency. In the event of default by the Tenant pursuant to subsection 8.02(e) then the then current and next ensuing three (3) months Basic Rent and Additional Rent shall become due and payable.

8.06 Landlord’s Rights on Re-entry. The Tenant agrees that in the event the Landlord shall be entitled to re-enter and re-take possession of the Premises after Tenant has defaulted hereunder and not cured the Tenant breach of this Lease, Landlord may use such force as it reasonably deems necessary for that purpose and for gaining admittance to the Premises without being liable in respect thereof for any loss or damage occasioned thereby. The Tenant hereby expressly releases the Landlord from all action, proceedings, claims and demands whatsoever for or in respect of any such forcible entry, or any loss or damage that may be sustained by the Tenant in respect thereto.

ARTICLE 9 - SURRENDER OF PREMISES AND REMOVAL OF FIXTURES

9.01. Surrender. Subject to Section 9.04 hereof, upon the expiration or earlier termination of this Lease or the Term and any period of overholding, the Tenant shall surrender to the Landlord possession of the Premises, in reasonable order, condition and repair in accordance with the Tenant’s obligation to repair and maintain hereunder, and free and clear of all encumbrances and claims by or through the Tenant or any creditor of the Tenant, and all the rights of the Tenant under this Lease shall terminate (but the Tenant, notwithstanding such termination, shall remain and be liable to the Landlord for any loss, damage, expenses or costs suffered or incurred by the Landlord by reason of any default by the Tenant).

9.02 Document of Surrender. If this Lease and the Term are terminated for any reason, the Tenant shall execute and deliver to the Landlord, and the Landlord shall execute and deliver to Tenant, any and all documents reasonably required to surrender this Lease and to document its termination.

9.03 Condition of the Premises. Without restricting the generality of Section 9.01, the Tenant, immediately before the expiration or earlier termination of the Lease, shall wash the floors and leave the Premises in a clean condition, ordinary wear and tear excepted.

9.04 Removal of Fixtures. If the Tenant damages the Premises during removal of any Tangible Personal Property the Tenant shall make good such damage. In no event shall the Tenant remove any part of the Premises, including without limitation any building or any plumbing, heating, air-conditioning or automatic door systems, electrical or ventilating plant or equipment or other building services. Landlord shall be entitled upon the expiration or earlier termination of this Lease to require the Tenant to, and the Tenant shall, remove its installations, alterations, additions, partitions and fixtures and anything in the nature of improvements made or installed by the Tenant and to make good any damage caused to the Premises by such removal. Landlord acknowledges Tenant’s ownership of all Tangible Personal Property and the right of the Tenant to remove all of same and any other Tenant property hereafter installed at the Premises, upon any termination or expiration of this Lease.

ARTICLE 10 - GENERAL

10.01 Obligations as Covenants. Each obligation of the Landlord or the Tenant expressed in this Lease, even though not expressed as a covenant, is considered to be a covenant for all purposes.

10.02 Non-performance by Landlord. Whenever the Landlord is unable to fulfill any obligation hereunder in respect of the provision of any service, utility, work or repairs by reason of being unable to obtain the materials, goods, equipment, service, utility or labour required to enable it to fulfill such obligation or by reason of any law or regulation or by reason of any other cause beyond its reasonable control, the Landlord will be entitled to extend the time for fulfillment of such obligation by a time equal to the duration of the delay or restriction. The Tenant will not be entitled to any compensation for any inconvenience, nuisance or discomfort thereby occasioned, or to cancel this Lease (except as otherwise specifically provided in this Lease).

10.03 Overholding. If the Tenant remains in possession of the Premises after the expiration of this Lease and without the execution and delivery of a new lease, the Landlord may re-enter and take possession of the Premises and remove the Tenant therefrom and the Landlord may use such force as it may deem necessary for that purpose without being liable in respect thereof or for any loss or damage occasioned thereby; PROVIDED THAT while the Tenant remains in possession after the expiration of this Lease, and the Landlord accepts rent, the tenancy, in the absence of written agreement, will be from month to month only at a rent per month equal to two (2) times the Base Rent and Additional Rent payable in respect of the month immediately preceding expiration of this Lease, in each case payable in advance on the 1st day of each month and shall be subject to all terms of this Lease, except that the tenancy will be from month to month and a tenancy from year to year will not be created by implication of law.

10.04 Signs. The Landlord may from time to time place upon the Premises notices of reasonable dimensions and reasonably placed so as not to interfere with the business of the Tenant stating that the Lands are for sale, and during the last four months of the Term may similarly place signs stating that the Premises are for let.

10.05 Inspection. The Landlord or its representatives may exhibit the Premises upon reasonable notice at reasonable times to prospective tenants during the last four months of the Term and may also exhibit the Premises at reasonable times for the purposes of the Landlord’s own financing and for prospective purchasers, provided such inspections shall be conducted with minimal disruption to the Tenant’s business.

10.06 Acknowledgment by the Tenant. The Tenant will execute promptly, when requested by the Landlord, a certificate (which may be referred to as an estoppel certificate) in favour of any mortgagee or purchaser of the Landlord certifying the status of this Lease, any modifications or breaches of this Lease, and the status of the rent account, and any other matters which may reasonably be requested by the Landlord, all with the intent that any such acknowledgment or certificate may be relied upon by any party to whom it is directed.

10.07 Acknowledgment by the Landlord. The Landlord will execute promptly, when requested by the Tenant, an estoppel certificate in favour of any prospective mortgagee or purchaser of the Tenant certifying the status of this Lease, any modifications or breaches of this Lease, and the status of the rent account, and any other matters which may reasonably be requested by the Tenant, all with the intent that any such estoppel certificate may be relied upon by any party to whom it is directed.

ARTICLE ELEVEN - INTENT AND INTERPRETATION

11.01 Sections and Headings. The division of this Lease into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Lease. Unless otherwise indicated, any reference in this Lease to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Lease.

11.02 Number, Gender and Persons. In this Lease, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

11.03 Entire Agreement. This Lease and the schedules hereto constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

11.04 Time of Essence. Time shall be of the essence of this Lease.

11.05 Applicable Law. This Lease shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Manitoba and the federal laws of Canada applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

11.06 Successors and Assigns. This Lease shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.

11.07 Amendments and Waivers. No amendment or waiver of any provision of this Lease shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Lease shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

11.08 Schedules. The following are schedules attached to and incorporated in this Lease by reference:

Schedule “A”	Legal Description of the Land and description of the Premises
Schedule “B”	Agreement of Purchase and Sale

11.9 Notices. All notices and other communications hereunder given by either party to the other must be made in the manner and to the addresses, provided in the Asset Purchase Agreement.

11.10 Partial Invalidity. If for any reason whatsoever any term, covenant or condition of this Lease or the application thereof is to any extent held or rendered invalid, unenforceable or illegal, then such term, covenant or a condition is deemed to be independent of the remainder of this Lease and to be severable and divisible therefrom and its invalidity, unenforceability or illegality does not affect, impair or invalidate the remainder of this Lease, or any part thereof and continues to be applicable to and enforceable to the fullest extent permitted by law.

11.11 Caveat. The Tenant shall be entitled to register, at its expense, a notice or caveat evidencing its interest in the Lease or Premises against the title to the Premises provided that the Lease is not attached to such caveat or notice and that the notice or caveat does not directly or indirectly disclose the financial arrangements of the Lease.

11.12 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that either party providing its signature in such manner shall, upon request, promptly forward to the other party an original of the signed copy of this Lease which was so faxed.

IN WITNESS WHEREOF the parties have executed this Lease as of the day and year first above written.

[Execution on next page]

2789737 MANITOBA LTD., successor by amalgamation to 57151 MANITOBA LTD. and 2789737 MANITOBA LTD.

Per:	/s/ Norman Tatelman
Per:

CARAUSTAR INDUSTRIAL CANADA, INC.

Per:	/s/ Wilma Beaty
Per:

Execution Version

Schedule “A”

Premises

Legal Description of the Land; Description of Improvements

Firstly: All that portion of OTM Lot 75 of the Parish of St. Boniface lying to the South of the Southern Limit of the Land taken for the Right of Way of the Canadian National Railway as same is shown on a Plan registered as no. 1276 WLTO, which lies to the West of a line drawn NLY from a point in the Southwestern Limit of said Lot distant SELY thereon 356.2 Feet from the said Southern Limit, said last mentioned line forming an angle on its Western side of 74 degrees, 27 minutes, and 30 seconds with the said Southwestern Limit.

Secondly: All that portion of Block Lettered A, which Block is shown on a plan of Survey of Part of the Roman Catholic Mission Property, in Manitoba, registered in the said office as no. 433, which lies between two lines drawn at right Angles to the Southern Limit of said Block from points in the same distant WLY thereon 1029.1 Feet and 1371.69 Feet respectively from the Eastern angle of said Block.

Thirdly: Parcel Lettered D which Parcel is shown bordered green on a Plan of Survey of River Lot 120, Parish of St. Boniface, and of Part of Said Block A filed in the said office as No. 14838.

Improvements: Building

Execution Version

Schedule “B”

Agreement of Purchase and Sale